EXHIBIT 99.1

EXPLANATORY NOTE

ASP Isotopes Inc. (“we,” “our,” “us,” or “ASPI”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (the “Form 8-K”) solely to retrospectively recast certain financial information and related disclosures included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2026 (the “2025 Form 10-K”). The Form 8-K, including the retrospectively recast financial information and disclosures in Exhibit 99.1, will be incorporated by reference into our registration statements on Form S-3 and Form S-8 filed with the SEC, as well as our future filings, as we may determine. The retrospectively recast financial information and disclosures in this Exhibit 99.1 is not an amendment to, or a restatement of, the 2025 Form 10-K.

We started presenting the construction services business as discontinued operations in our consolidated financial statements beginning with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the SEC on May 20, 2026. As previously disclosed, on March 29, 2026, we entered into the Securities Exchange Agreement and completed the deconsolidation of Skyline Builders Group Holding Limited (“Skyline”). We retained approximately 8.6% percent of the outstanding Class A ordinary and preferred shares of Skyline immediately following the deconsolidation. The accounting requirements for reporting the separation of Skyline as a discontinued operation were met when the separation was completed. Accordingly, the historical results of Skyline have been presented as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods presented. Prior to the separation, Skyline was reported within the construction services segment.

This Exhibit 99.1 is being filed by us solely to retrospectively recast certain prior period financial information and related disclosures contained in the 2025 Form 10-K to present the operations of the construction services business as discontinued operations separately from our continuing operations. Included within this Exhibit 99.1 to Form 8-K are the following items of the 2025 Form 10-K, each recast to present the construction services business as discontinued operations in our consolidated financial information and certain related disclosures:

•
Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and
•
Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth in this Exhibit 99.1 to retrospectively recast our financial results of the construction services business as discontinued operations, no revisions or updates are made to the 2025 Form 10-K to update for other information, developments or events that have occurred since the 2025 Form 10-K that was filed with the SEC, and, therefore, this Form 8-K does not reflect events occurring after such filing of the 2025 Form 10-K. This Exhibit 99.1 should be read in conjunction with the 2025 Form 10-K and our subsequent filings with the SEC, including the Quarterly Report on Form 10-Q for the period ended March 31, 2026. These subsequent SEC filings contain important information regarding events, risks, developments and updates affecting us and our expectations that have occurred since the filing of our 2025 Form 10-K.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this document, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this document are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this document and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this document. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•
our ability to achieve or sustain positive cash flows from operations or profitability;
•
our ability to complete the construction of, commission and successfully operate isotope enrichment plants and Phase 2 of the Virginia Gas Project in a cost-effective manner;
•
our ability to meet, and to continue to meet, applicable regulatory requirements for the use of the isotopes we may produce using the ASP technology or the QE technology;
•
our ability to obtain regulatory approvals for the enrichment of uranium and the production and distribution of other isotopes;
•
our ability to comply on an ongoing basis with the numerous regulatory requirements applicable to the ASP technology, the QE technology and our enrichment facilities in South Africa;
•
our ability to execute on various projects and strategic initiatives with potential customers and partners, including our initiative to commence enrichment of uranium in South Africa and to complete development of Phase 2 of the Virginia Gas Project;
•
the success or profitability of our future offtake arrangements with respect to various isotopes that we may produce using ASP technology or the QE technology or with respect to helium or liquified natural gas (“LNG”) we may produce at the Virginia Gas Project;
•
a failure of demand for various isotopes that we may produce using ASP technology or the QE technology or for helium or LNG we produce at the Virginia Gas Project;
•
our future capital requirements and sources and uses of cash;
•
our ability to obtain funding for our operations and future growth;
•
the extensive costs, time and uncertainty associated with new technology development;
•
our ability to implement and maintain effective internal controls;
•
developments and projections relating to our competitors and industry;
•
the ability to recognize the anticipated benefits of acquisitions and investments, including our acquisition of Renergen;
•
problems with the performance of the ASP technology or the QE technology in the enrichment of isotopes;
•
our dependence on a limited number of third-party suppliers for certain components and our inability to obtain third-party providers or contractors to conduct our operations, including with respect to the development of Phase 2 of the Virginia Gas Project;
•
our inability to adapt to changing technology and diagnostic landscapes, such as the emergence of new diagnostic scanners or tracers;
•
our expected dependence on a limited number of key customers for isotopes that we may produce using ASP technology or the QE technology;

•
our inability to protect our intellectual property and the risk of claims asserting that we have infringed on the intellectual property of others;
•
our inability to compete effectively;
•
risks associated with the current economic environment, including any future economic downturn, the impact of inflation or tariffs, disruptions in financial credit and other disruptions resulting from geo-political events such as the Russian invasion of Ukraine, conflicts in the Middle East, including the United States-Israel-Iran war and trade tensions between the U.S. and China;
•
fluctuations in the market price and demand for LNG, helium and other natural gases and the drivers of such fluctuations;
•
risks associated with our international operations;
•
our credit counterparty risks;
•
changes in applicable laws or regulations, including alteration, suspension or cancellation of our Exploration Rights and Production Right in South Africa;
•
our inability to manage commodity risks;
•
the highly speculative nature of Renergen’s exploration projects;
•
our inability to adequately protect our technology infrastructure;
•
our inability to hire or retain skilled employees and the loss of any of our key personnel;
•
operational risk;
•
costs and other risks associated with being a reporting company and being subject to the Sarbanes-Oxley Act;
•
our ability to complete the listing of Quantum Leap Energy as a standalone public company within the anticipated timeframe or at all; and
•
other factors that are described in “Risk Factors” in our 2025 Annual Report.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those set forth in Part I, Item 1A, “Risk Factors” in the 2025 Form 10-K and for the reasons described elsewhere in this document. Any forward-looking statement in this document reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This document also contains estimates, projections, and other information concerning our industry, our business, and the potential markets for certain isotopes and for helium and LNG, including data regarding the estimated size of those respective markets, their respective projected growth rates, and, in the case of our isotope enrichment platform, the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by third parties, industry, medical and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

Note Regarding Company References

Unless the context otherwise requires, references to the “Company,” “our Company,” “ASPI,” “we,” “us” and “our” refer to ASP Isotopes Inc. and its direct and indirect subsidiaries; references to “ASP Isotopes” refer to ASP Isotopes Inc. and not to any of its subsidiaries; references to “QLE” refer to Quantum Leap Energy, LLC; references to “Renergen” refer to Renergen Limited, a public corporation incorporated in 2014 and existing under the South African Companies Act 71 of 2008, as amended, together with its subsidiaries unless the context dictates otherwise; references to “Tetra4” refer to Tetra4 Proprietary Limited; references to “Skyline” refer to Skyline Builders Group Holding Limited, together with its subsidiaries. The terms “dollar,” “USD” or “$” refer to U.S. dollars, and the terms “R,” “ZAR” or “rand” refer to the South African rand.

Trademarks

All trademarks, service marks, and trade names included in this document are the property of their respective owners. Solely for convenience, the trademarks and trade names in this report may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations is provided to enhance the understanding of, and should be read in conjunction with Item 8, ‘Financial Statements and Supplementary Data” of this Exhibit 99.1. For information on risks and uncertainties related to our business that may make past performance not indicative of future results or cause actual results to differ materially from any forward-looking statements, see “Special Note Regarding Forward-Looking Statements” of this Exhibit 99.1 and “Part I, Item 1A – Risk Factors” in our 2025 Form 10-K.

Overview

We are an advanced materials company dedicated to the development of a differentiated isotope enrichment platform to strengthen global supply chain access to critical materials used in nuclear medicine, next-generation semiconductors, and nuclear energy. Our proprietary enrichment technologies, the Aerodynamic Separation Process (“ASP technology”) and Quantum Enrichment technology ("QE technology"), are designed to enable the production of isotopes for a range of industrial and advanced technology applications. Our initial focus is on the production and commercialization of enriched Carbon-14 (“C-14”), Silicon-28 (“Si-28”) and Ytterbium-176 (“Yb-176”).

We commenced commercial production of enriched isotopes at both of our ASP enrichment facilities located in Pretoria, South Africa during the first half of 2025. Our first ASP enrichment facility is designed to enrich light isotopes, such as C-14 and C-12. The second ASP enrichment facility, which is substantially larger than the first, should have the potential to enrich kilogram quantities of relatively heavier isotopes, including but not limited to Si-28. We are targeting initial commercial shipments of enriched C-14 in mid-2026. We are targeting initial commercial shipments of enriched Si-28 during the second quarter of 2026. We have also completed the commissioning phase and are producing commercial samples of highly enriched Yb-176 at our third enrichment facility, a QE technology facility, which is our first laser-based enrichment plant. We are targeting initial commercial shipments of Yb-176 in mid-2026 or the third quarter of 2026.

In addition, we have started planning additional isotope enrichment plants both in South Africa and in other jurisdictions, including Iceland and the United States. We believe the C-14 we may produce using the ASP technology could be used in the development of new pharmaceuticals and agrochemicals. We believe the Si-28 we may produce using the ASP technology may be used to create advanced semiconductors and in quantum computing. We believe the Yb-176 we may produce using the QE technology may be used to create radiotherapeutics that treat various forms of oncology. We are considering the future development of the ASP technology for the separation of Zinc-68 and Xenon-129/136 for potential use in the healthcare end market, Germanium 70/72/74 for potential use in the semiconductor end market, and Chlorine -37 for potential use in the nuclear energy end market. We are also considering the future development of QE technology for the separation of Nickel-64, Gadolinium-160, Ytterbium-171, Lithium-6 and Lithium-7.

QLE, our subsidiary, is currently pursuing an initiative to apply our enrichment technologies to the enrichment of Uranium-235 (“U-235”) in South Africa. We believe that the U-235 QLE may produce has the potential to be commercialized as a nuclear fuel component for use in the new generation of high-assay low-enriched uranium (“HALEU”)-fueled small modular reactors that are now under development for commercial and government uses. In furtherance of our uranium enrichment initiative in South Africa, we have entered into certain definitive agreements with TerraPower, LLC (“TerraPower”), including a term loan subject to conditions to support construction of a new uranium enrichment facility at Pelindaba, South Africa and supply agreements for the future supply of HALEU to TerraPower, as a customer. In addition, QLE’s South African subsidiary has entered into a Pre-Implementation Services Contract Agreement (“Services Contract”) with The South African Nuclear Energy Corporation (“Necsa”), a South African state-owned company responsible for undertaking and promoting research and development in the field of nuclear energy and radiation sciences, pursuant to which Necsa has agreed to provide to QLE’s South African subsidiary certain facilities, infrastructure, utilities and services related to the siting, design, construction, commission and operation of an enrichment facility on the Necsa site in Pelindaba. In the period since our inception to date, we have not applied our enrichment technologies to the enrichment of U-235, nor received permission or regulatory approval to conduct testing of our enrichment technologies on U-235, except for the activities contemplated by the Services Contract with Necsa. Our expectation that QLE’s initiative to apply our enrichment technologies to the enrichment of U-235 could be successful is based upon research conducted by certain of our scientists prior to joining the company, as well as the demonstrated effectiveness of QE technology on Yb-176.

We acquired Renergen in January 2026. Renergen is South Africa’s leading onshore natural gas explorer and the first integrated producer of both liquid helium and LNG, both of which are produced from the natural gas reserve base that underpins Renergen’s Virginia Gas Project. The Virginia Gas Project includes (i) the liquefaction of natural gas into LNG, (ii) the separation of helium from natural gas, and (iii) the further liquefaction of helium into 99.999% pure liquid helium. This liquefaction and separation takes place at Renergen’s Virginia Gas Plant. Renergen’s principal asset is its 94.5% equity ownership in Tetra4, which holds an onshore petroleum production right and is the entity developing the Virginia Gas Project.

Our Subsidiaries and Segments

We operate principally through our subsidiaries. ASP Isotopes Guernsey Limited (the holding company for our subsidiaries in the Cayman Islands, South Africa, Iceland and the United Kingdom) is focused on the development and commercialization of high-value, low-volume isotopes for highly specialized end markets (such as C-14, Mo-100, and Si-28). ASP Isotopes UK Ltd is the owner of our technology.

Beginning in 2024, primarily as a result of increased business activities of our subsidiary, QLE, we have two operating segments: (i) nuclear fuels, and (ii) specialist isotopes and related services.

QLE. In September 2023, we formed QLE, which also has subsidiaries in the United Kingdom (Quantum Leap Energy Limited) and South Africa (Quantum Leap Energy (Pty) Limited), to focus on the development and commercialization of advanced nuclear fuels, such as HALEU and Lithium-6. QLE’s direct wholly owned subsidiary QLE UK, has its operations in the United Kingdom. QLE UK’s direct wholly owned subsidiary, QLE South Africa, has its operations in South Africa. QLE also formed QLE SPE Borrower, as a wholly owned subsidiary to act as a special purpose borrower for a loan transaction with TerraPower, a US nuclear innovation company. The QLE SPE Borrower has formed a subsidiary in South Africa to act as the project company for a proposed new uranium enrichment facility at Pelindaba, South Africa.

QLE’s mission is to address perceived gaps in the nuclear fuel cycle, promote safe nuclear power, and enhance the sustainability of the nuclear fuel cycle for advanced nuclear reactors and fusion systems, as well as the existing nuclear fleet. We believe that many advanced nuclear reactors, including SMRs, will rely on fuels with higher uranium enrichment levels, specifically HALEU, which we intend to produce. QLE also intends to produce high-isotopic purity fuel feedstock, such as Lithium-6, for fusion reactors, and by extension, Lithium-7 for Light Water Reactor control. These fuels may enable greater efficiency, compact reactor footprints, and lengthened operational cycles between refueling. Given the flexible nature of our enrichment technology and integrated value chain approach, QLE also intends to make available LEU+ to the existing fleet of nuclear reactors currently running on LEU, thus enabling existing reactors to lengthen the time between refueling, cut costs and boost power output.

As previously announced, our board of directors intends to pursue the separation of our Nuclear Fuels business and Specialist Isotopes and Related Services business in two independent companies. The regulatory landscape and supply chain for nuclear fuel production differs significantly from that of medical isotopes, hence we and QLE have different business models and we believe that both companies would benefit if QLE is independently managed and financed. We plan to effect the separation through a listing of QLE in a transaction that results in QLE existing as a separate public company with shares listed on a U.S. national securities exchange and a portion of QLE’s common equity being distributed to our stockholders as of a to-be-determined future record date. Although no assurance can be given, our goal is to list QLE on such exchange, subject to market conditions, obtaining applicable approvals and consents, and complying with applicable rules and regulations and public market trading and listing requirements. In November 2025, we announced that QLE had confidentially submitted a draft registration statement on Form S-1 to the SEC relating to the proposed initial public offering of QLE’s Class A common stock. While we currently expect that a listing of QLE as a separate public company is the most likely separation transaction, our board of directors remains committed to maximizing shareholder value creation, and will continue to evaluate other options for separation to maximize shareholder value.

We entered into a number of agreements with QLE, including a License Agreement, pursuant to which QLE has licensed from us the rights to technologies and methods used to separate U-235 and Lithium-6 (including but not limited to the QE and ASP technologies) in exchange for a perpetual royalty in the amount of 10% of all future QLE revenues, and an EPC Services Framework Agreement, pursuant to which we will provide services for the engineering, procurement and construction of one or more turnkey U-235 and Lithium-6 enrichment facilities in locations to be identified by QLE and owned or leased by QLE, and commissioning, start-up and test services for each such facility, subject to the receipt of all applicable regulatory approvals, permits, licenses, authorizations, registrations, certificates, consents, orders, variances and similar rights.

PET Labs. We have a 51% ownership stake in PET Labs, a South African radiopharmaceutical operations company focused on the production of fluorinated radioisotopes and active pharmaceutical ingredients, through which we entered the downstream medical isotope production and distribution market. Under the terms of the Share Purchase Agreement pursuant to which we acquired the shares in PET Labs, we agreed to pay a total of $2.0 million for the shares in two installments, which has been paid in full as of December 2025. In addition, we have an option to purchase the remaining 49% of the outstanding equity in PET Labs, exercisable until January 31, 2027, for $2.2 million.

East Coast Nuclear Pharmacy. In October 2025, we completed the acquisition of East Coast Nuclear Pharmacy ("ECNP"). The acquisition is intended to supplement the distribution of our pipeline. Pursuant to the terms of the agreement, we acquired 100% of the issued and outstanding membership interests for total purchase consideration of $2.5 million of which $2.0 million was paid up front in cash and the remaining $0.5 million was deferred through the issuance of notes payable that are to be repaid by June 30, 2026.

Skyline Builders Group Holding Ltd. In August 2025, QLE completed the acquisition of a controlling interest in Skyline. QLE entered into a Stock Purchase Agreement to purchase all 1,995,000 of Skyline's Class B Ordinary Shares for the aggregate purchase price of $1,000,000. Additionally, QLE entered into a Securities Purchase Agreement to purchase (i) 454,794 Class A Ordinary Shares, (ii) a Prefunded Warrant to purchase 1,600,000 Class A Ordinary Shares at an exercise price of $0.0001 per share ("Prefunded Warrants"), (iii) a Class A Ordinary Share Purchase Warrant A to purchase up to 2,054,794 Class A Ordinary Shares at an exercise price of $0.60 per share ("A Warrant"), and (iv) a Class A Ordinary Share Purchase Warrant B to purchase 2,054,794 Class A Ordinary Shares at an exercise price of $0.65 per share ("B Warrant" and together with Prefunded Warrant and A Warrant, "Warrants"), for the aggregate purchase price of $1,500,000 ("Skyline Purchase Agreement").

On March 29, 2026, QLE entered into a securities exchange agreement with an investor (the "QLE Exchange Agreement"). Per the QLE Exchange Agreement, the investor assigned and transferred 1,995,000 Class A Ordinary Shares of Skyline held by the investor to QLE in exchange for an equal number of Skyline's Class B Ordinary Shares held by QLE.

The Company has determined that the investment in Skyline, after the QLE Exchange Agreement, represents an equity method investment as QLE is able to exercise significant influence as a result of QLE’s representation on Skyline’s board. The Company has elected the fair value option in accounting for this investment.

Skyline is a holding company, and its operations are conducted through its wholly owned operating subsidiaries, Kin Chiu Engineering Limited and Kin Chiu Development Company Limited. Operations primarily consist of construction activities which include public civil engineering works, such as road and drainage works, in Hong Kong. Skyline mostly undertakes civil engineering works in the role as a subcontractor but is fully qualified to undertake such works in the capacity of a main contractor.

Renergen Acquisition. On January 6, 2026, ASP Isotopes acquired all of the issued and outstanding Renergen Ordinary Shares from Renergen shareholders in exchange for the Consideration Shares through the implementation of the Scheme in accordance with Sections 114 and 115 of the South African Companies Act, No. 71 of 2008, resulting in the issuance of an aggregate of 14,270,000 Consideration Shares. As a result of the transactions contemplated by the Scheme, the Renergen Ordinary Shares, which were publicly traded on the Johannesburg Stock Exchange (JSE: REN) and the Australian Securities Exchange (ASX:RLT), were delisted and Renergen became a wholly owned subsidiary of ASP Isotopes.

Renergen is South Africa’s leading onshore natural gas explorer and the first integrated producer of both liquid helium and LNG, both of which are produced from the large natural gas reserve base that underpins Renergen’s Virginia Gas Project. The Virginia Gas Project includes (i) the liquefaction of natural gas into LNG, (ii) the separation of helium from natural gas, and (iii) the further liquefaction of helium into 99.999% pure liquid helium. This liquefaction and separation takes place at Renergen’s Virginia Gas Plant in the Free State Province of South Africa. Based on the drilled and flow-tested wells, Renergen’s average helium concentration exceeds 3.0%, which is well above typical conventional natural gas reservoirs containing helium in small concentrations (less than 0.5%).

Renergen’s principal asset is its 94.5% equity ownership in Tetra4, which holds South Africa’s first and only onshore petroleum Production Right and is the entity developing the Virginia Gas Project. Phase 1 of the Virginia Gas Project has commenced commercial LNG and liquid helium operations. The Virginia Gas Project benefits from favorable supply and demand trends in both the LNG and liquid helium sectors. The LNG is and will continue to be sold domestically in South Africa into a market suffering energy and natural gas shortages, and we plan to sell helium directly to global customers at a time when the world is suffering helium supply shortages, which have been further exacerbated by the ongoing United States-Israel-Iran war. We believe that it was for these two reasons that the Virginia Gas Project was conditionally approved to be funded by the U.S. International Development Finance Corporation (“DFC”) as part of the U.S.’s initiative to ensure new helium supply comes online as aerospace and the semiconductor industry increase helium requirements in the face of diminished supply, while increasing South Africa’s domestic energy supply.

Helium is a vital and irreplaceable element in many modern industries because it is both chemically and electrically inert and, when in liquid form, is the coldest substance known to man at 3 degrees Kelvin (minus 454.3 degrees Fahrenheit). For these reasons, it can be used in the manufacture of semiconductors, to purge laboratory or manufacturing environments, act as a fuel propellant for other cryogenic fuels, and/or provide deep cryogenic cooling. It is commonly used in space exploration and rocketry, high-level physics experiments (e.g., particle accelerators, quantum mechanics), medical science within MRI devices, fiber optic cable production, commercial diving gas, specialized welding, coolant for nuclear power stations and lifting balloons.

We believe that Renergen’s LNG supply can play an important role in reducing South Africa's relatively high carbon emissions by being the first, and currently the only, LNG supplier in the country. According to Energy Institute (2024), coal has a 69% share of national primary energy consumption, with gas only around 3.5%. As such, according to the World Bank, South Africa ranks as the fifth-worst carbon emissions country per kilogram per purchasing power parity of gross domestic product (“GDP”). This ranking is largely due to South Africa’s high reliance on low-grade coal to provide electricity, supplemented by Sasol’s use of coal to liquids technology. Sasol Limited is one of the country’s largest energy suppliers and operator of the natural gas pipeline supplying gas from Mozambique into Johannesburg. LNG is a significantly lower carbon-emitting fuel than either of coal (by 50%) and diesel (25%), upon combustion. Therefore, the introduction of Renergen’s LNG into South Africa’s energy supply mix, including the possible direct substitution of Renergen’s LNG for first diesel, and then potentially coal, may help reduce South Africa’s overall carbon emissions intensity as the country moves towards its net zero carbon emissions targets by 2050.

Investments in Early Stage Drug Development Companies

IsoBio. On July 28, 2025, we purchased 2,000,000 shares of IsoBio Series Seed-1 Preferred Stock at $2.50 per share for a total aggregate purchase price of $5.0 million. IsoBio is a U.S.-based radiotherapeutic development company focused on developing a broad pipeline of mAb-based radioisotope therapeutics targeting both derisked and novel tumor antigens for patients in need of new cancer therapies. As the owner of the Series Seed-1 Preferred Stock, we have the right to designate one board member. An officer and director of ours was designated to fill that board seat. In addition, another board member of ours is a board member and executive officer of IsoBio.

Opeongo. On January 26, 2026, we purchased 4,356,918 shares of Opeongo Series Seed-1 Preferred Stock at $2.2952 per share for a total aggregate purchase price of $10,000,000. Opeongo is a biotechnology company developing novel therapeutics using extracellular matrix modulation to target fibrosis, inflammation, and cancer. Opeongo was co-founded by David Baram, Ph.D. who serves as Opeongo’s Chief Executive Officer and director. As the owner of the Series Seed-1 Preferred Stock, we have the right to designate one board member. An officer and director of ours was designated to fill that board seat. In addition, another board member of ours is a board member and executive officer of Opeongo.

Agreements with TerraPower LLC

On April 4, 2024, we entered into the TerraPower Agreement with TerraPower to develop a conceptual design, refined cost/schedule/financing, risk register, and term sheet for a HALEU facility. The TerraPower Agreement may be terminated for (a) breach or default, (b) our convenience or (c) TerraPower’s convenience. TerraPower is obligated to make all payments for milestones completed by us and these payments are nonrefundable.

On October 18, 2024, we signed the TerraPower Term Sheet that provides for the execution of two definitive agreements: (1) an agreement pursuant to which TerraPower will provide funding for our construction of a uranium enrichment facility capable of producing HALEU using our proprietary aerodynamic separation process technology to be located in the Republic of South Africa and (2) An agreement pursuant to which we will deliver to TerraPower the full capacity of the enrichment facility.

For the year ended December 31, 2024, $0.2 million has been recognized as collaboration revenue in the consolidated statements of operations and comprehensive loss. No collaboration revenue was recognized for the year ended December 31, 2025.

In May 2025, we entered into the TerraPower Loan Agreement, which provides conditional commitments from TerraPower to us through one of our wholly-owned U.S.-based subsidiaries for a multiple advance term loan totaling $22.0 million for the purpose of partially funding the construction of a proposed new uranium enrichment facility in South Africa. The total loan amount is inclusive of a 10% original issue discount on each disbursement and carries a fixed interest rate of 10% per annum. Per the terms of the TerraPower Loan Agreement and subject to the satisfaction of various conditions precedent to disbursements (including receiving all required licenses and permits to perform uranium enrichment in South Africa), we will receive aggregate loan disbursements of $20.0 million. Such loan matures on May 16, 2032. Interest will begin accruing upon each milestone disbursement we receive and will be added to the principal balance until November 2027. Principal and interest payments will be made in 60 equal installments beginning in November 2027. We plan to request drawdowns on this loan beginning in the third quarter of 2026.

In addition to the TerraPower Loan Agreement, in May 2025, we and TerraPower have entered into two supply agreements for the HALEU expected to be produced at our uranium enrichment facility. The initial core supply agreement is intended to support the supply of the required first fuel cores for the initial loading of TerraPower’s Natrium project in Wyoming. The long-term supply agreement is a 10-year supply agreement of up to a total of 150 metric tons of HALEU, commencing in 2028 through end of 2037.

Financings

In March 2024, our wholly owned subsidiary QLE received gross proceeds of $20.6 million through the issuance of Convertible Promissory Notes. These convertible notes had a stated interest rate of 6% for the first year and 8% thereafter. The maturity date of these convertible promissory notes was March 7, 2029. These convertible promissory notes would have automatically converted into common shares upon Quantum Leap Energy’s closing of an IPO or other qualifying public transaction at 80% of the share price taking into consideration a valuation cap.

In June 2024, our wholly owned subsidiary QLE received gross proceeds of $5.4 million through this issuance of additional Convertible Promissory Notes with a stated interest rate of 6% for the first year and 8% thereafter. One of the notes totaling $0.1 million was issued to the placement agent in lieu of cash issuance costs. The maturity date of the Convertible Promissory Notes was March 7, 2029. The Convertible Promissory Notes would have automatically converted into common shares upon Quantum Leap Energy’s closing of an IPO or other qualifying public transaction at 80% of the share price taking into consideration a valuation cap.

In April 2024, we received approximately $5.5 million from the issuance of 3,164,557 shares of common stock upon the exercise of warrants.

In July 2024, we issued 13,800,000 in a public offering at a public offering price of $2.50 per share resulting in net proceeds of approximately $32.3 million after deducting underwriting discounts, commissions and offering expenses.

In October 2024, a warrant to purchase 151,741 shares of common stock was exercised and we received gross proceeds of $0.3 million.

In November 2024, we issued 2,754,250 shares of common stock at a public offering price of $6.75 per share resulting in net proceeds of approximately $17.1 million after deducting underwriting discounts, commissions and offering expenses.

In June 2025, we issued 7,518,797 shares of common stock at $6.65 per share in a registered direct offering resulting in net proceeds of approximately $46.8 million after deducting underwriting discounts, commissions and offering expenses.

In July 2025, we issued 7,500,000 shares of common stock at $8.00 per share in a registered direct offering resulting in net proceeds of approximately $56.3 million after deducting underwriting discounts, commissions and offering expenses.

In October 2025, we issued 17,167,380 shares of common stock in a registered offering at the offering price of $12.25 per share, for net proceeds of approximately $199.3 million, after deducting underwriting discounts and commissions and estimated offering expenses.

On November 19, 2025, QLE received gross proceeds of $72.2 million through the issuance of convertible promissory notes with a stated interest rate of 8% (the “2025 Notes”). The maturity date of the 2025 Notes is November 19, 2030. The 2025 Notes automatically convert into common shares upon QLE’s closing of an IPO or other qualifying public transaction at 80% of the share price taking into consideration a valuation cap. In connection with the issuance of the 2025 Notes, QLE’s outstanding convertible promissory notes originally issued in March 2024 and June 2024 automatically converted into 2025 Notes with a value of $147.7 million. QLE received $10.0 million in gross proceeds from American Ventures LLC, Series IX Quantum Leap, a related party, and $30.0 million in gross proceeds from ASP Isotopes, its parent.

On January 6, 2026, the Company issued 14,270,000 Consideration Shares in connection with the acquisition of Renergen.

Other Contractual Obligations

We enter into contracts in the normal course of business for testing, manufacturing and other services and products for operating purposes. These contracts do not contain any minimum purchase commitments and are cancelable by us upon prior notice. For additional details regarding our contractual obligations, see Note 11 "Commitments and Contingencies" and Note 12 “Leases” to our consolidated financial statements appearing elsewhere in this document.

Components of Results of Operations

Revenue

Effective with the acquisition of 51% of PET Labs and 100% of ECNP, we recognize revenue from the sale of nuclear medical doses for PET scanning.

Cost of Revenue

Cost of revenue associated with the sale of nuclear medical doses for PET scanning consist of labor, delivery and materials.

Operating Expenses

Our operating expenses consist of (i) research and development expenses and (ii) selling, general and administrative expenses.

Research and Development

Our research and development expenses consist primarily of direct and indirect costs incurred in connection with the development activities for our future isotopes.

Direct costs include:

•
external research and development expenses; and
•
costs related to designing the development processes of isotope production.

Indirect costs include:

•
personnel-related costs, which include salaries, payroll taxes, employee benefits, and other employee-related costs, including stock-based compensation, for personnel engaged in research and development functions; and
•
facilities and other various expenses.

Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

We expect that our research and development expenses will increase substantially for the foreseeable future as we continue the development of our future isotopes. We cannot determine with certainty the timing of initiation, the duration or the completion costs of development activities. Actual development timelines, the probability of success and development costs can differ materially from expectations.

We will need to raise substantial additional capital in the future. In addition, we cannot forecast which future isotopes may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

Our research and development expenses may vary significantly based on a variety of factors, such as:

•
the scope, rate of progress, expense and results of our development activities;
•
the phase of development of our future isotopes;
•
the timing, receipt, and terms of any approvals from applicable regulatory authorities including the FDA and foreign regulatory authorities;
•
significant and changing government regulation and regulatory guidance;
•
the cost and timing of designing the development processes of isotope production;
•
the extent to which we establish additional strategic collaborations or other arrangements; and
•
the impact of any business interruptions to our operations or to those of the third parties with whom we work.

A change in the outcome of any of these variables with respect to the development of any of our future isotopes could significantly change the costs and timing associated with the development of that future isotope.

Acquired In-Process Research and Development Expense

Acquired in-process research and development (“IPR&D”) expense resulted from the One 30 Seven acquisition by QLE in October 2025 which was accounted for as an asset acquisition. The acquisition cost allocated to acquire IPR&D with no alternative future use was recorded as an expense at the acquisition date and no additional IPR&D expense relating to the One 30 Seven acquisition is expected to be reported in future periods.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of personnel-related costs, which include salaries, payroll taxes, employee benefits, and other employee-related costs, including stock-based compensation expense, for personnel in executive, sales, finance and other administrative functions. Other significant costs include legal fees relating to corporate matters, professional fees for accounting and consulting services and facility-related costs.

We expect that our ongoing selling, general and administrative expenses will increase substantially for the foreseeable future to support our increased research and development activities and increased costs of operating as a public company and in building our internal resources. These increased costs will include increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs associated with operating as a public company.

Segment Information

Beginning in 2024, primarily as a result of increased business activities of our subsidiary, QLE, we have two operating segments: (i) nuclear fuels, and (ii) specialist isotopes and related services.

The nuclear fuels segment is focused on research and development of technologies and methods used to produce HALEU and Lithium-6 for the advanced nuclear fuels target end market.

The specialist isotopes and related services segment is focused on research and development of technologies and methods used to separate high-value, low-volume isotopes (such as C-14, Si-28 and Yb-176) for highly specialized target end markets other than advanced nuclear fuels, including pharmaceuticals and agrochemicals, nuclear medical imaging and semiconductors, as well as services related to these isotopes, and this segment includes PET Labs and ECNP.

The financial information is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources. Our CODM is our chief executive officer. We manage assets on a total company basis, not by operating segment, as the assets are shared or commingled.

The following table shows total assets by segment and a reconciliation to the consolidated financial statements as of December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Segment assets:
Specialist isotopes and related services	$323,690	$71,771
Nuclear fuels	94,252	22,577
Discontinued operations	80,078	—
Total assets	$498,020	$94,348

Select information from the consolidated statements of operations and comprehensive loss as of the years ended December 31, 2025 and 2024 is as follows (in thousands):

	Revenues		Net Income (Loss) Before Allocation to Noncontrolling Interest
	Year Ended December 31,		Year Ended December 31,
Segment	2025	2024	2025	2024
Specialist isotopes and related services	$5,674	$3,944	$(33,260)	$(21,542)
Nuclear fuels	—	200	(144,125)	(10,881)
	$5,674	$4,144	$(177,385)	$(32,423)

Results of Operations

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes our results of operations for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024	Change
Revenue	$5,674	$4,144	$1,530
Cost of revenue	4,047	2,545	1,502
Gross profit	1,627	1,599	28
Operating expenses:
Acquired in-process research and development	2,717	—	2,717
Research and development	12,358	3,139	9,219
Selling, general and administrative	46,923	24,814	22,109
Total operating expenses	61,998	27,953	34,045
Other (expense) income:
Foreign exchange transaction gain	(135)	70	(205)
Change in fair value of share liability	(121)	(132)	11
Change in fair value of convertible notes payable	(123,719)	(6,875)	(116,844)
Change in fair value of investments	580	—	580
Interest income	6,790	1,238	5,552
Interest expense	(327)	(259)	(68)
Other income	6	—	6
Total other expense	(116,926)	(5,958)	(110,968)
Loss before income tax expense	$(177,297)	$(32,312)	$(144,985)

Revenue and Cost of Revenue

We have recognized revenue of PET Labs and ECNP, since its acquisition in October 2025, from the sale of nuclear medical doses for PET scanning. In addition, we have recognized the related cost of revenue, operating expenses and other income and expenses of PET Labs and ECNP for the periods presented.

Revenue was $5.7 million for the year ended December 31, 2025 from the sale of nuclear medical doses for PET scanning. Revenue was $4.1 million for the year ended December 31, 2024, which includes $3.9 million from the sale of nuclear medical doses for PET scanning and $0.2 million in collaboration revenue from TerraPower.

Acquired In-Process Research and Development

In October 2025, QLE acquired substantially all of the assets, including an international patent application and its related rights, from One 30 Seven Inc., a Canadian company engaged in the business of researching and developing decontamination solutions for nuclear waste, particularly radioactive waste from radioactive materials from nuclear power plants, radiopharmaceuticals, and military sources. The One 30 Seven acquisition was accounted for as an asset acquisition and the cost attributable to the IPR&D totaling $2.7 million was expensed in our consolidated statements of operations and comprehensive loss for the year ended December 31, 2025.

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024	Change
Personnel-related costs	$4,921	$1,171	$3,750
Manufacturing engineering	1,925	—	1,925
Consulting and professional	1,488	656	832
Facility and depreciation expenses	3,569	767	2,802
Other expenses	455	545	(90)
Total research and development expenses	$12,358	$3,139	$9,219

Research and development expenses were $12.4 million for the year ended December 31, 2025, compared to $3.1 million for the year ended December 31, 2024. The overall increase of $9.2 million was primarily due to the following:

•
an increase in personnel-related costs of $3.8 million primarily due to the increase in headcount, salaries and related costs;
•
an increase in manufacturing engineering testing expenses of $1.9 million in order to optimize commercial production;
•
an increase in facility and depreciation expenses of $2.8 million due to an increase in space dedicated to development, noncapitalized expenses and repairs and maintenance; and
•
an increase in consulting and professional fees of $0.8 million due to increases in outsourced development activity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $46.9 million for the year ended December 31, 2025, compared to $24.8 million for the year ended December 31, 2024. The overall increase of $22.1 million was primarily due to the following:

•
an increase in personnel-related costs of $12.2 million primarily due to the increase in headcount, salaries and related costs;
•
an increase in professional fees of $6.4 million primarily due to corporate development activity and consulting costs related to new general ledger system;
•
an increase in facility and depreciation expenses of $0.4 million due to an increase in space dedicated to development, noncapitalized expenses and repairs and maintenance;
•
an increase in employee travel and related expenses of $0.9 million ; and
•
an increase in other selling, general and administrative expenses of $3.2 million.

This increase is partially offset by a decrease in commissions and fees of $1.1 million primarily due to the issuance of convertible notes in 2024.

Other Income (Expense)

Other expense for the year ended December 31, 2025 was $116.9 million, which includes an expense of $123.7 million due to the change in the fair value of convertible notes, a change in the fair value of the share liability related to the shares issuable to consultants of $0.1 million, interest expense of $0.3 million and a foreign exchange transaction loss of $0.1 million, partially offset by interest income of $6.8 million and a change in the fair value of our investments of $0.6 million.

Other expense for the year ended December 31, 2024 was $6.0 million, which includes an expense of $6.9 million due to the change in the fair value of convertible notes, a $0.1 million change in the fair value of the share liability related to the shares issuable to consultants and interest expense of $0.3 million, partially offset by interest income of $1.2 million.

Non-GAAP Financial Information

We use certain measures to assess the financial performance of our business, as well as to comply with the reporting requirements of the JSE. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP, or are calculated using financial measures that are not calculated in accordance with GAAP. These non-GAAP measures include headline loss, and headline loss per common share.

An explanation of the relevance of the non-GAAP measure, a reconciliation of the non-GAAP measure to the most directly comparable measure calculated and presented in accordance with GAAP and a discussion of its limitations are set out below. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measure calculated and presented in accordance with GAAP or that calculated using financial measures that are calculated in accordance with GAAP.

Headline Loss per Share

In connection with our secondary listing on the JSE, we are required to calculate and publicly disclose headline loss per share and diluted headline loss per share. Headline loss per share is calculated using net loss which has been determined in accordance with GAAP. Headline loss for the period represents the loss for the period attributable to our common stockholders adjusted for the remeasurements that are more closely aligned to the operating or trading results as set forth below, and headline loss per share represents headline loss divided by the weighted average number of shares of common stock outstanding.

The table below presents a reconciliation between net loss attributable to common stockholders to headline loss (in thousands).

	Year Ended December 31,
	2025	2024
Net loss attributable to ASP Isotopes Inc. shareholders	$(175,092)	$(35,114)
Adjusted for:
Discontinued operations	(17,542)	—
Deemed dividend on inducement warrant for common stock	—	2,780
Change in fair value of share liability	121	132
Change in fair value of convertible notes payable	123,719	6,875
Change in fair value of investments	(580)	—
Headline loss	$(69,374)	$(25,327)
Weighted average common shares outstanding on which the net loss attributable to ASP Isotopes Inc. shareholders per share and headline loss per share has been calculated - basic and diluted	83,013,594	55,671,805
Net loss per share, attributable to ASP Isotopes Inc. shareholders, basic and diluted	$(2.11)	$(0.63)
Headline loss per share, attributable to ASP Isotopes Inc. shareholders, basic and diluted	$(0.84)	$(0.45)

The above disclosure was prepared for the purpose of complying with the reporting requirements of the JSE and includes certain non-GAAP measures, such as headline loss and headline loss per common share, and related reconciliations.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred net losses and negative cash flows from operations since our inception, and we expect to continue to incur significant and increasing net losses for the foreseeable future. We have principally financed our operations to date through the issuance of our common stock, including our IPO, and the issuance of convertible notes payable. In June 2025, we issued 7,518,797 shares of common stock at $6.65 per share in a registered direct offering resulting in net proceeds of approximately $46.8 million after deducting underwriting discounts, commissions and offering expenses. In July 2025, we issued 7,500,000 shares of common stock at $8.00 per share in a registered direct offering resulting in net proceeds of approximately $56.3 million after deducting underwriting discounts, commissions and offering expenses. In October 2025, we issued 17,167,380 shares of common stock in a registered offering at the offering price of $12.25 per share, for net proceeds of approximately $199.3 million, after deducting underwriting discounts and commissions and estimated offering expenses. In November 2025, QLE received gross proceeds of $72.2 million through the issuance of convertible promissory notes with a stated interest rate of 8% (the “2025 Notes”). The maturity date of the 2025 Notes is November 19, 2030. The 2025 Notes automatically convert into common shares upon QLE’s closing of an IPO or other qualifying public transaction at 80% of the share price taking into consideration a valuation cap. In connection with the issuance of the 2025 Notes, QLE’s outstanding convertible promissory notes originally issued in March 2024 and June 2024 automatically converted into 2025 Notes with a value of $147.7 million. QLE received $10.0 million in gross proceeds from American Ventures LLC, Series IX Quantum Leap, a related party, and $30.0 million in gross proceeds from ASP Isotopes, its parent.

As of December 31, 2025, we had cash and cash equivalents of $279.6 million and $47.7 in short-term investments. We have not generated any revenue from the sale of our enriched isotopes, and our ability to generate product revenue from the sale of enriched isotopes sufficient to achieve profitability on a consolidated basis will depend on the continued successful development and commercialization of our current or future enriched isotopes.

We recognize revenue from the sale of nuclear medical doses for PET and SPECT scanning in South Africa and the U.S. Our ability to generate product revenue from the sale of nuclear medical doses for PET and SPECT scanning sufficient to achieve profitability will depend on the successful expansion of production capabilities and commercialization of the results of that expansion.

In addition, after completion of the Renergen acquisition, portions of our revenue will be recognized from the sale of helium and LNG. Our ability to generate revenue from the sale of helium and LNG sufficient to achieve profitability will depend on the successful expansion of production capabilities and commercialization of the results of that expansion. Renergen’s outstanding debt funding may also materially affect our liquidity.

Future Funding Requirements

Based on our current operating plan, we estimate that our existing cash and cash equivalents, proceeds from short-term investments, cash flow from operations, the IDC Debt Funding, the SBSA Loan, the DFC Credit Facility and the conditionally approved senior secured debt facilities expected to be funded by the DFC and the Standard Bank of South Africa, will be sufficient to fund our operating expenses and capital expenditure requirements through at least the next 12 months from the date the financial statements are issued and beyond. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. Additionally, the process of developing isotopes is costly, and the timing of progress and expenses in these development activities is uncertain.

Our future capital requirements will depend on many factors, including:

•
the type, number, scope, progress, expansions, results, costs and timing of, our development activities for our future isotopes, helium and LNG;
•
the outcome, timing and costs of regulatory review of our future isotopes or for helium or LNG we produce during Phase 2 of the Virginia Gas Project;
•
the costs and timing of manufacturing for our future isotopes and of exploring for, developing or producing natural gas and helium;
•
our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting;
•
the costs associated with hiring additional personnel and consultants as our preclinical and clinical activities increase;
•
the costs and timing of establishing or securing sales and marketing and distribution capabilities, whether alone or with third parties, to commercialize future isotopes or with respect to LNG and helium we produce at the Virginia Gas Plant for which we may obtain regulatory approval, if any;
•
the timing of construction of Phase 2, which based on our latest cost estimate is expected to be approximately $1.16 billion (including borrowing costs and general corporate costs during construction);
•
the price at which we sell our LNG and liquid helium;
•
unforeseen plant disruptions, operational issues and the cost and availability of raw materials, including current supply chain issues, related to the Virginia Gas Project;
•
our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;
•
the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;
•
the costs of obtaining, expanding, maintaining and enforcing our patent and other intellectual property rights;
•
the costs to list QLE as a separate public company; and
•
costs associated with any products or technologies that we may in-license or acquire.

Developing and commercializing isotopes is a time-consuming, expensive and uncertain process that takes years to complete, and we may never achieve the necessary results required or obtain applicable regulatory approval for any isotopes or generate revenue from the sale of any future isotopes (assuming applicable regulatory approval is received). In addition, our future isotopes (assuming applicable regulatory approval is received) may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of isotopes that we do not expect to be commercially available in substantial quantities until at least the middle of 2026. If we receive permits and licenses to enrich U-235 (which in itself is highly uncertain), we do not expect U-235 to be commercially available for at least several years, if ever. As a result, we may need substantial additional financing to support our continuing operations and further the development of and commercialization of our future isotopes.

Expansion of the production and distribution of nuclear medical doses for PET scanning is a time-consuming, expensive and uncertain process that may take years to complete. As a result, we may need substantial additional financing to support our continuing operations and further the development of and commercialization of future nuclear medical doses for PET scanning.

Large amounts of capital are required to support the growth in our business and operations in South Africa, including to maintain and progress toward full commercial operation of Phase 1 of the Virginia Gas Project, and for the construction and development of Phase 2 of our Virginia Gas Project, and long-term production and processing requires both significant capital expenditure and ongoing maintenance expenditure. Our revenues related to the sale of helium and LNG may vary significantly from period to period as a result of changes in volumes of production sold and commodity prices. Natural gas prices have historically been volatile. Lower commodity prices may not only decrease our revenues, but also potentially the amount of natural gas that we can produce economically. We plan to add reserves through drilling. Our ability to add reserves through drilling projects is dependent on many factors, including our ability to borrow or raise capital and procure materials, services and personnel. Phase 2 of the Virginia Gas Project requires a significant amount of capital and is currently estimated to cost approximately $1.16 billion (including borrowing costs and general corporate costs during construction) based on our latest cost estimate, which could change based on inaccurate assumptions and changing economic and operating conditions. We anticipate funding this amount through debt, such as the up to $500 million of senior secured debt provided by the DFC, which has been conditionally approved, pursuant to the delineated application review process of the DFC. Additionally, the Standard Bank of South Africa has conditionally approved an additional $250 million of senior secured debt funding for Phase 2, which is anticipated to be funded substantially concurrently with the aforementioned DFC funding. As a result, we may need substantial additional financing to support our continuing operations, ramp up production of Phase 1, and further the development of Phase 2 and commercialization of the Virginia Gas Project.

Until such time as we can generate significant revenue from sales of our future isotopes, nuclear medical doses for PET and SPECT scanning and sales of helium and LNG, if ever, we expect to finance our cash needs through public or private equity or debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting severely diminished liquidity and credit availability, increased interest rates, inflationary pressures, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our future isotopes, future helium and LNG production and sales, future revenue streams or research programs or may have to grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our future isotopes and helium and LNG production even if we would otherwise prefer to develop and market such isotopes, helium and LNG ourselves.

Cash Flows

The following table summarizes our sources and uses of cash for each of the periods presented (in thousands):

	Year Ended December 31,
	2025	2024
Net cash provided by (used in):
Operating activities(1)	$(37,780)	$(16,696)
Investing activities(2)	(110,794)	(11,372)
Financing activities(3)	371,600	82,534
Net increase (decrease) in cash and cash equivalents	$223,026	$54,466

(1) includes cash flows used in discontinued operations of $3.9 million for the year ended December 31, 2025.

(2) includes cash flows used in discontinued operations of $14.0 million for the year ended December 31, 2025.

(3) includes cash flows provided by discontinued operations of $23.7 million for the year ended December 31, 2025.

Operating Activities

Net cash used in operating activities was $37.8 million, including $3.9 million from discontinued operations, for the year ended December 31, 2025 and was primarily due to our net loss of $159.8 million, adjusted for income from discontinued operations of $17.5 million, stock-based compensation expense of $16.0 million, non cash IPR&D of $2.6 million, noncash interest on the note receivable of $2.0 million, amortization of right-of-use lease assets of $0.6 million, depreciation and amortization expense of $1.7 million, issuance of common stock to consultants with a fair value of $0.7 million, change in fair values for the convertible notes payable of $123.7 million, change in fair values of investments of $0.6 million and a change in fair value of share liability of $0.1 million, partially offset by a $0.7 million change in our operating assets and liabilities.

Net cash used in operating activities was $16.7 million for the year ended December 31, 2024 and was primarily due to our net loss of $32.4 million, adjusted for stock-based compensation expense of $8.6 million, non-cash issuance costs for the convertible notes payable of $0.6 million, amortization of right-of-use asset of $0.5 million, depreciation and amortization expense of $0.5 million, issuance of common stock to consultants with a fair value of $1.3 million, change in fair values for the convertible notes payable of $6.9 million and a change in fair value of share liability of $0.1 million, partially offset by a $2.6 million change in our operating assets and liabilities.

Investing Activities

Net cash used in investing activities was $110.8 million, including $14.0 million from discontinued operations, for the year ended December 31, 2025 and was comprised of cash paid for a note receivable of $30.0 million, purchase of short-term investments of $47.7 million, purchase of the IsoBio investment of $5.0 million, purchase of ECNP of $2.0 million, purchase of Skyline of $2.5 million, the purchases of machinery and equipment, vehicles and construction in progress of $9.6 million and cash disposed of upon the deconsolidation of Skyline of $6.0 million.

Net cash used in investing activities was $11.4 million for the year ended December 31, 2024 and was comprised of the purchase of machinery and equipment and construction in progress.

Financing Activities

Net cash provided by financing activities was $371.6 million, including $23.7 million from discontinued operations, for the year ended December 31, 2025 and was comprised primarily of net proceeds of $320.3 million from the sale and issuance of our common stock, gross proceeds of $42.2 million from the issuance of convertible notes payable, proceeds of $4.9 million from the issuance of common stock for a warrant exercise and proceeds from the issuance of debt of $0.6 million, partially offset by costs to issue common stock of $18.0 million, deferred issuance costs of $0.2 million, principal payments on debt and finance leases of $1.2 million and $0.4 million, respectively, and distribution to noncontrolling interest in VIE of $0.4 million.

Net cash provided by financing activities was $82.5 million for the year ended December 31, 2024 and was comprised primarily of net proceeds of $53.1 million from the sale and issuance of our common stock, gross proceeds of $25.9 million from the issuance of convertible notes payable, proceeds of $5.8 million from the issuance of common stock for a warrant exercise, contributions from noncontrolling interest in VIE of $0.9 million, proceeds from collection of receivable from noncontrolling interest in VIE of $0.7 million, partially offset by costs to issue common stock of $3.6 million, principal payments on debt and finance leases and bank loans of $0.6 million and $0.1 million, respectively, and distribution to noncontrolling interest in VIE of $0.1 million.

Contractual Obligations and Commitments

Leases

We lease our main facility in Pretoria, South Africa under a lease with a base monthly rent payment of approximately $9,000 with a term expiring on December 31, 2030. We also lease additional space on a short term basis in Pretoria, South Africa under a lease with a base monthly rent payment of approximately $18,000 with a term that expired on February 28, 2026 and we are continuing to occupy that space under the monthly extensions. We also lease additional space in Pretoria, South Africa under leases with a base monthly rent payment of approximately (i) $2,000 with a term expiring on October 30, 2026 and (ii) $3,000 with a term expiring on May 31, 2028.

PET Labs Pharmaceuticals operates in a facility in Pretoria, South Africa is under a lease with a base monthly rent payment of approximately $27,000 with a term expiring on January 31, 2056. PET Labs Pharmaceuticals also rents space at a local hospital in Pretoria, South Africa for which there was a lease with a base monthly rent payment of approximately $5,000 which expired on December 31, 2023 and is currently in automatic monthly extensions.

Promissory Note and Loans

In November 2024, we executed a promissory note payable with a finance company to fund our directors and officers’ insurance policy for $0.5 million. During 2025 and 2024, we entered into several loans to purchase motor vehicles and certain equipment totaling $0.3 million and $2.0 million, respectively. These loans are secured by the underlying assets included in property and equipment. Refer to Note 9 (Debt) to our consolidated financial statements included in Item 8 for information regarding interest rates and maturities, as well as information regarding QLE’s convertible notes.

Renergen Acquisition Agreements

On March 31, 2025, we entered into an Exclusivity Agreement with Renergen, an entity in South Africa that was previously listed on the Johannesburg Stock Exchange (“JSE”), the Australian Securities Exchange and the A2X. On May 18, 2025, the Exclusivity Agreement was amended. Per the terms of the amended Exclusivity Agreement, we received the rights to negotiate the terms of the acquisition of Renergen during an exclusive negotiation period that ended on May 31, 2025. In April 2025, we paid an exclusivity fee of $10.0 million to Renergen. On May 19, 2025 we entered into a Firm Intention Letter with Renergen. The Firm Intention Letter set the acquisition terms for us to purchase 100% of the outstanding shares of Renergen in exchange for our shares. The acquisition was consummated on January 6, 2026, and as a result, Renergen became a direct, wholly owned subsidiary of us, and the Renergen Ordinary Shares were delisted from the JSE, the Australian Securities Exchange and the A2X.

In addition, we entered into a loan agreement with Renergen (the “Renerge Loan”) in which a total of $30.0 million was provided by us in periodic payments for the purpose of funding Renergen’s operations. In conjunction with the Renergen Loan, the full amount of the previously paid exclusivity fee of $10.0 million was applied to the loan. The remaining $20.0 million available under the loan was paid by us to Renergen prior to June 30, 2025. The Renergen Loan was amended to extend the repayment date to January 20, 2026 and amended again to establish the repayment date as sixty days after written demand by us. The Renergen acquisition closed in January 2026.

Renergen Contractual Obligations and Commitments

As previously discussed, we acquired Renergen (and its indirect 94.5% equity ownership in Tetra4) in January 2026, which entities are subject to certain contractual obligations and commitments discussed further below.

Normal Course Operating Agreements

In addition, we entered into contracts in the normal course of business with vendors for services and products for operating purposes. These contracts do not contain any minimum purchase commitments and generally provide for termination after a notice period and, therefore, are not considered long-term contractual obligations. Payments due upon cancellation consist only of payments for services provided and expenses incurred up to the date of cancellation.

DFC Credit Facility

On August 20, 2019, Tetra4 and the DFC, as successor and assign of the Overseas Private Investment Corporation, entered into that certain Finance Agreement (as amended by Amendment No. 1 to Finance Agreement, dated as of March 30, 2020, Amendment No. 2 to Finance Agreement, dated as of April 28, 2020, Amendment No. 3 to Finance Agreement, dated as of February 26, 2021, Amendment No. 4 to Finance Agreement, dated as of August 24, 2021 and Amendment No. 5 to Finance Agreement, dated December 16, 2021 (the “DFC Credit Facility Agreement”), pursuant to which DFC made available a credit facility of up to $40.0 million (the “DFC Credit Facility”). The first draw down of $20.0 million took place in September 2019, the second draw down of $12.5 million in June 2020 and the final drawdown of $7.5 million on September 28, 2021. The first draw down attracted an interest rate at 2.11% per annum, while the second and final draw down is 1.49% and 1.24% per annum, respectively. Tetra4 shall repay the loan in equal quarterly installments of $1.15 million (R19.1 million using the rate at December 31, 2025) on each payment date which began on August 1, 2022 and will end on August 15, 2031.

Pursuant to the DFC Credit Facility Agreement, Tetra4 is required to maintain at all times (a) (i) a ratio of all interest bearing Debt to EBITDA of not more than 3.0 to 1; (ii) a ratio of Current Assets to Current Liabilities of not less than 1 to 1; and (iii) a Reserve Tail Ratio of not less than 25%; and (b) (i) a ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.30 to 1; and (ii) a ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the next succeeding four (4) consecutive full fiscal quarters of not less than 1.3 to 1. Additionally, at all times (c) Tetra4 is required to ensure that the Debt Service Reserve Account is funded in an amount equal to the aggregate amount of the sum of all payments of principal, interest and fees made or required to be made by Tetra4 in respect of its indebtedness with respect to the Loan for the immediately succeeding six-month period. The covenants in (a)(i), (a)(2) and (b) will apply 18 months after the completion of the construction of the Virginia Gas Plant. The DFC Credit Facility Agreement contains negative covenants, which include that Tetra4 shall not make any Restricted Payment, which includes any dividend or distribution on account of any interest in Tetra4, any payment of principal or interest on any indebtedness of Tetra4 to or for the benefit of any Shareholder or other Affiliate of Tetra4, and any purchase, redemption, acquisition or retirement of any limited liability company interests of Tetra4 or any indebtedness of Tetra4 held by any Shareholder or any Affiliate of Tetra4, or any payment to or on behalf of any Shareholder or Affiliate of any Shareholder; provided that after Project Completion and Tetra4 has paid at least one Principal Installment, Tetra4 may make such payments on a Restricted Payment Date if, but only if, after giving effect to each such payment, (i) no Default or Event of Default shall have occurred and be continuing or will occur as a result of such payment and (ii) Tetra4 shall be in compliance with the financial ratios set forth in the DFC Credit Facility Agreement, including those described above. We believe that we will be able to comply with all covenants throughout the tenure of the loan. The loan is secured by Tetra4's physical assets and the DSRA. As of December 31, 2025, the outstanding principal amount of the DFC Credit Facility totaled $24.9 million (R413.0 million). All capitalized terms used in this paragraph but not defined have the meaning ascribed to them in the DFC Credit Facility Agreement.

IDC Debt Funding

On December 20, 2021, Tetra4, as borrower, entered into a loan agreement (the “IDC Loan Agreement”) with the Industrial Development Corporation of South Africa Limited (“IDC”), as lender, for R160.7 million (the “IDC Debt Funding”) for the procurement of the virtual pipeline equipment and dispensing equipment to be constructed on Renergen customers’ premises. An amount of R158.8 million was drawn down on December 22, 2021 and is repayable in 102 equal monthly payments which commenced in June 2023 and the remainder thereafter on the first day of each succeeding month until the outstanding principal amount has been repaid in full. The following financial covenants apply to the IDC Debt Funding: Tetra4 is required to maintain (a) a ratio of all interest bearing Debt to

EBITDA of not more than 3.0 to 1; (b) a ratio of Current Assets to Current Liabilities of not less than 1 to 1; (c) a ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.30 to 1; (d) a ratio of Cash Flow for the most recently completed four (4) fiscal quarters, taken as a single accounting period, to Debt Service for the next succeeding four (4) consecutive full fiscal quarters of not less than 1.3 to 1; and (e) at all times, a Reserve Tail Ratio of not less than 25%.These financial covenants will be measured by Tetra4 on each Calculation Date. Additionally, at all times (f) Tetra4 is required to ensure that the DSRA is funded in an amount equal to, on any given date, a Rand amount equal to the aggregate amount of the sum of all payments of principal, interest and fees made or required to be made by Tetra4 under the IDC Loan Agreement for the immediately succeeding six-month period, to be used as a payment buffer for Tetra4’s repayment obligations under and in terms of the IDC Loan Agreement. The IDC Loan Agreement contains negative covenants, which include that Tetra4 shall not make any shareholder dividend distribution, repay any shareholders’ loans and/or pay any interest on shareholders’ loans or make any payments whatsoever to its shareholders without the IDC’s prior written consent if (i) Tetra4 is in breach of any term of the IDC Loan Agreement; or (ii) the making of such payment would result in a breach of any one or more of the financial ratios described above. We believe that we will be able to comply with all covenants throughout the tenure of the loan. The loan accrues interest at the prime lending rate plus 3.5% and is secured by a pledge of Tetra4’s physical assets and the DSRA. As of December 31, 2025 the outstanding principal amount of the IDC Debt Funding totaled $8.9 million (R148.2 million). All capitalized terms used in this paragraph but not defined herein have the meaning ascribed to them in the IDC Loan Agreement.

SBSA Loan

Renergen obtained a $9.3 million (R155.0 million) secured loan from Standard Bank South Africa (“SBSA”) on August 30, 2024 (“SBSA Loan”). The first draw down of $6.2 million (R103.3 million) occurred on August 31, 2024 and the second draw down of $3.1 million (R51.7 million) occurred on October 17, 2024. Proceeds were used to fund the working capital and expansion of the Virginia Gas Project. Part of the proceeds of the SBSA Loan were also used to pay transaction costs attributable to the loan arrangement. The SBSA Loan accrues interest at a rate linked to 3-month Johannesburg Interbank Average Rate plus a variable margin, and interest is compounded and capitalized to the principal amount. The SBSA Loan was repayable on the earlier of the receipt of proceeds from the Renergen proposed Nasdaq IPO or August 31, 2025. SBSA and Renergen are in discussions to renegotiate the loan terms, which include revisions to both the interest rate and the maturity date.

The SBSA Loan is secured by a third ranking pledge of Tetra4’s assets and shares held by Renergen in Tetra4. In addition, NTIGT Investments Proprietary Limited ("NTIGT"), an associate of Mr. Nicholas Mitchell, and Mr. Stefano Marani, have entered into cession and pledge agreements ("Pledges") with SBSA, under the terms of which NTIGT have pledged and ceded as security, but remain in possession unless called, collectively 1,546,268 shares of our common stock, to and in favor of SBSA. The SBSA Loan outstanding on December 31, 2025 amounted to $12.2 million (R202.5 million).

Molopo Loan

Tetra4 entered into a $3.0 million (R50.0 million) loan agreement (the “Molopo Loan”) with Molopo Energy Limited (“Molopo”) on April 11, 2014. The loan term was for an initial period of ten financial years and six months, beginning on July 1, 2014. During this period, the loan was unsecured and interest free. As the loan was not repaid on 31 August 2024, it now accrues interest at the prime lending rate plus 2%. The loan can only be repaid when Tetra4 declares a dividend and utilizing a maximum of 36% of the distributable profits in order to pay the dividend. The declaration of the dividends is in the control of Tetra4. It is not expected that the loan will be repaid in the next 12 months given the unavailability of distributable profits based on Tetra4's most recent forecasts. As such, the loan is classified as long term. The amount of the Molopo Loan outstanding on December 31, 2025 amounted to $3.5 million (R58.8 million).

On November 14, 2024, Molopo initiated legal proceedings against Tetra4 in the High Court of South Africa, Gauteng Local Division, Johannesburg, by issuing summons alleging a breach of contract when Renergen sold a 5.5% stake in Tetra4 to Mahlako Gas Energy Proprietary Limited ("MGE"). The claim pertains to a written loan agreement concluded between Molopo, as the lender, and Tetra4, as the borrower, on or about April 11, 2014. As a consequence, Molopo has purported to cancel the loan agreement, which cancellation is disputed by Tetra4 on the basis that the investment by MGE did not trigger a payment by Tetra4 to its parent in the sale. According to the Lead Times Bulletin for the High Court in Gauteng, the soonest hearing date is estimated to take place in December 2030, hence the loan continues to be classified as non-current, and interest continues to be accounted for at the prime lending rate plus 2% as per the Molopo Loan agreement.

Unsecured Convertible Debentures with AIRSOL

Renergen entered into a $7.0 million unsecured convertible debenture subscription agreement ("Subscription Agreement") with AIRSOL, an Italian wholly-owned subsidiary of SOL, on August 30, 2023. The Subscription Agreement provided for two tranches of funding: $3.0 million (“Tranche 1”), received on August 30, 2023, and $4.0 million (“Tranche 2”), received on March 18, 2024. The debentures include a contractual maturity date, initially set at February 28, 2025 and amended by agreement to August 31, 2025, subject to the terms of the Subscription Agreement (as amended) and the related Helium Sale and Purchase Agreement. The debentures accrue interest at 13% per annum, calculated and compounded semi-annually, with interest payable on February 28 and August 31 each year. The contractual maturity date has passed and the liability remains outstanding as a result of a dispute between the parties in respect of repayment. The carrying amount of the debentures outstanding at December 31, 2025 was $7.0 million.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. In preparing these financial statements, management is required to make estimates and assumptions that affect the reported amount of revenues, expenses, assets, liabilities and the disclosure of contingent liabilities. Actual results may differ from these estimates. Critical accounting estimates are those estimates that involve a significant level of estimation uncertainty and could have a material impact on our financial condition or results of operations. Refer to Note 2 (Basis of Presentation and Summary of Significant Accounting Policies) to our consolidated financial statements included in Item 8 for a summary of significant accounting policies

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to interest rate risk primarily through our holdings of cash, cash equivalents and outstanding debt obligations. Changes in interest rates may affect the interest income earned on our investment portfolio as well as the interest expense associated with our variable‑rate borrowings.

Our cash and cash equivalents are held in the United States and in various foreign jurisdictions. Our short-term investments are held in the U.S. These balances are invested primarily in high‑quality, highly liquid instruments, including money market funds, commercial paper, U.S. Treasury securities, and investment‑grade corporate securities. Because these instruments generally have short maturities, the fair value of our portfolio is relatively insensitive to changes in interest rates. However, declines in market interest rates would reduce the interest income we earn on new investments or reinvestments of maturing securities. We believe a hypothetical 100 basis point increase or decrease in interest rates during the period presented would not have had a material impact on our financial results.

We have debt obligations in both the United States and certain foreign countries. Our debt consists of a combination of fixed‑rate and variable‑rate instruments. Additionally, interest rate risk arises from Renergen’s IDC borrowings, which incur interest at a variable rate, though Renergen’s DFC borrowings incur interest at a fixed rate. Interest rate changes affect the fair value of our fixed‑rate debt but do not impact the associated cash interest payments. For our variable‑rate debt, changes in market interest rates directly affect the interest expense we incur. Fluctuations in market interest rates may negatively affect our financial condition and results of operations. We are exposed to floating interest rate on floating rate bank borrowings and bank overdrafts. We have not used any derivative financial instruments to manage the interest rate exposure. We believe a hypothetical 100 basis point increase or decrease in interest rates during the period presented would not have had a material impact on our financial results.

Foreign Currency Exchange Rate Risk

Our expenses are generally denominated in U.S. dollars but our operations are currently primarily located outside the United States and we have entered into a number of contracts with vendors that are denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. For example, sales of Renergen’s LNG are priced in South African rand. Appreciation of the rand against the U.S. dollar would result in our revenues, operating margins and dollar debt to decrease. Conversely, should the rand depreciate against the U.S. dollar, revenues, operating margins, and dollar debt would increase. Additionally, international commodity prices are quoted in U.S. dollars, which exposes our revenue cash flows to foreign exchange variances. To date, foreign currency transaction gains and losses have not been material to our financial statements, and we have not had a formal hedging program with respect to foreign currency. We believe a hypothetical 100 basis point increase or decrease in exchange rates during the period presented would not have had a material impact on our financial results.

Commodity Price Risk

Commodity price risk arises from the effect on current and future earnings due to fluctuations in commodity prices, in particular the price of LNG and helium. Most of these prices are determined in U.S. dollars and are internationally determined in the open market. We regularly measure exposure to commodity price risk by stress-testing our forecasted financial position to changes in LNG and helium prices. We do not actively hedge future commodity prices against price fluctuations; however, with the commencement of operations at the Virginia Gas Project, the Company may consider options available to hedge commodity price risk exposure associated with LNG and helium reserves. At December 31, 2025, our exposure to commodity price risk was not material.

Liquidity Risk

We are also exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and research and development costs. We do not believe that inflation and changing prices had a significant impact on our results of operations for the period presented herein. However, we are undertaking a significant capital project, the completion of Phase 1 and the development and initiation of Phase 2 of the Virginia Gas Project, and as a result of inflation, the cost of materials and price of labor incurred with the development and expansion of Phase 1 will likely not be comparable to the cost of materials and price of labor as we develop Phase 2.

Credit Risk

Credit risk represents the risk that we will suffer a financial loss due to the other party of a financial instrument not discharging its obligation. Although we are directly affected by the financial condition of our customers, management does not believe significant credit risks exist at December 31, 2025. Generally, we do not require collateral or other securities to support our accounts receivable.

Major Customers

There were no customers representing greater than 10.0% of our consolidated revenues for the year ended December 31, 2025. There was one customer in our specialist isotopes and related services segment that represented 14% ($0.6 million) of our consolidated revenues for the year ended December 31, 2024. We expect to maintain these relationships with our customers.

Item 8. Financial Statements and Supplementary Data

ASP Isotopes Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

ASP Isotopes Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ASP Isotopes Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2022.

EISNERAMPER LLP

Iselin, New Jersey

April 9, 2026, except for the reclassification adjustments applied to the 2025 financial statements as described under the heading Discontinued Operations in Note 20 as to which the date is July 16, 2026

ASP Isotopes Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

		December 31,
		2025	2024
Assets
Current assets:
Cash and cash equivalents		$279,572	$61,890
Short-term investments	`	47,745	—
Accounts receivable		1,078	707
Inventories		1,098	66
Receivable from noncontrolling interests		—	28
Note receivable		32,005	—
Deferred offering costs		1,782	—
Prepaid expenses and other current assets		4,949	3,053
Current assets of discontinued operations		31,690	—
Total current assets		399,919	65,744
Property and equipment, net		33,291	22,354
Operating lease right-of-use assets, net		1,464	1,122
Deferred tax assets		—	32
Intangible assets		409	—
Goodwill		5,177	3,168
Lease receivable - noncurrent		426	—
Other investments		8,080	—
Other noncurrent assets		866	1,928
Noncurrent assets of discontinued operations		48,388	—
Total assets		$498,020	$94,348
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable		$3,814	$1,021
Accrued expenses		4,414	2,276
Debt - current		584	939
Finance lease liabilities – current		167	126
Operating lease liabilities – current		544	558
Deferred revenue		882	882
Other current liabilities		501	1,257
Current liabilities of discontinued operations		21,790	—
Total current liabilities		32,696	7,059
Convertible notes payable, at fair value		199,323	33,433
Debt - noncurrent		1,471	1,441
Finance lease liabilities – noncurrent		471	560
Operating lease liabilities – noncurrent		1,059	688
Noncurrent liabilities of discontinued operations		102	—
Total liabilities		235,122	43,181
Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2025 and 2024		—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 111,677,771 and 72,068,059 shares issued and outstanding as of December 31, 2025 and 2024, respectively		1,117	721
Additional paid-in capital		431,757	105,515
Accumulated deficit		(231,265)	(56,173)
Accumulated other comprehensive income (loss)		2,542	(2,164)
Total stockholders’ equity attributed to ASP Isotopes Inc. stockholders		204,151	47,899
Noncontrolling interests in consolidated subsidiaries		58,747	3,268
Total stockholders’ equity		262,898	51,167
Total liabilities and stockholders’ equity		$498,020	$94,348

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Revenue
Product revenue	$5,674	$3,944
Collaboration revenue	—	200
Total revenue	5,674	4,144
Cost of revenue	4,047	2,545
Gross profit	1,627	1,599
Operating expenses:
Acquired in-process research and development	2,717	—
Research and development	12,358	3,139
Selling, general and administrative	46,923	24,814
Total operating expenses	61,998	27,953
Loss from operations	(60,371)	(26,354)
Other income (expense):
Foreign exchange transaction (loss) gain	(135)	70
Change in fair value of share liability	(121)	(132)
Change in fair value of convertible notes payable	(123,719)	(6,875)
Change in fair value of investments	580	—
Interest income	6,790	1,238
Interest expense	(327)	(259)
Other income	6	—
Total other expense	(116,926)	(5,958)
Loss before income tax expense	(177,297)	(32,312)
Income tax expense	(88)	(111)
Net loss from continuing operations	(177,385)	(32,423)
Income from discontinued operations, net of taxes	17,542	—
Net loss	(159,843)	(32,423)
Less: Net income (loss) attributable to noncontrolling interests	15,249	(89)
Net loss attributable to ASP Isotopes Inc. shareholders before deemed dividend on inducement warrant for common stock	$(175,092)	$(32,334)
Deemed dividend on inducement warrant for common stock	—	(2,780)
Net loss attributable to ASP Isotopes Inc. shareholders	$(175,092)	$(35,114)
Net (loss) income per share, basic and diluted
Continuing operations	$(2.14)	$(0.58)
Discontinued operations	$0.21	$-
Attributable to ASP Isotopes Inc. shareholders	$(2.11)	$(0.63)
Weighted average shares of common stock outstanding, basic and diluted	83,013,594	55,671,805

Comprehensive loss:
Net loss before allocation to noncontrolling interests	$(159,843)	$(32,423)
Foreign currency translation	4,706	(1,243)
Total comprehensive loss before allocation to noncontrolling interests	(155,137)	(33,666)
Less: Comprehensive income (loss) attributable to noncontrolling interests	15,659	(119)
Comprehensive loss attributable to ASP Isotopes Inc.	$(170,796)	$(33,547)

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Noncontrolling	Total Stockholders’
	Shares	Amount	Capital	(Loss) Income	Deficit	Interests	Equity
Balance as of December 31, 2023	48,923,276	$489	$40,567	$(921)	$(23,839)	$2,535	$18,831
Issuance of common stock, net of issuance costs of $3,648	16,554,250	$166	49,277	—	—	—	49,443
Issuance of common stock from warrant exercise	3,316,298	$33	5,805	—	—	—	5,838
Issuance of restricted common stock	2,523,554	$25	(25)				—
Issuance of common stock to consultants	60,000	$1	183	—	—	—	184
Issuance of common stock to board members	670,681	$7	(7)	—	—	—	—
Retired unvested restricted shares	(325,000)	$(3)	3	—	—	—	—
Settlement of liabilities with consultant	345,000	$3	1,152	—	—	—	1,155
Board fee liabilities settled with shares	—	$—	240	—	—	—	240
Commission fee liability settled with cash and common stock warrant	—	—	(1,007)	—	—	—	(1,007)
Settlement of commission fee liability payable in common stock warrant	—	—	766	—	—	—	766
Stock-based compensation expense	—	—	8,561	—	—	—	8,561
Contribution from noncontrolling interest in VIE	—	—	—	—	—	920	920
Distribution to noncontrolling interest of VIE	—	—	—	—	—	(98)	(98)
Foreign currency translation	—	—	—	(1,243)	—	—	(1,243)
Net loss	—	—	—	—	(32,334)	(89)	(32,423)
Balance as of December 31, 2024	72,068,059	721	105,515	(2,164)	(56,173)	3,268	51,167
Issuance of common stock, net of issuance costs of $17,965	32,186,177	322	302,017	—	—	—	302,339
Issuance of common stock from warrant exercise	1,294,778	13	4,902	—	—	—	4,915
Issuance of common stock from cashless exercise of warrants	123,497	1	(1)	—	—	—	—
Issuance of common stock from cashless exercise of options	1,337,245	14	(14)	—	—	—	—
Issuance of common stock from cash exercise of options	3,000	—	6	—	—	—	6
Issuance of restricted common stock	4,275,967	43	(43)				—
Issuance of common stock to acquire One 30 Seven	266,113	2	2,558	—	—	—	2,560
Settlement of liabilities with consultant	122,935	1	793	—	—	—	794
Stock-based compensation expense	—	—	16,024	—	—	—	16,024
Fair value of noncontrolling interest at acquisition of Skyline	—	—	—	—	—	19,762	19,762
Contribution from noncontrolling interest	—	—	—	—	—	20,799	20,799
Distribution to noncontrolling interest of VIE	—	—	—	—	—	(402)	(402)
Foreign currency translation	—	—	—	4,706	—	71	4,777
Net loss - continuing operations	—	—	—	—	(176,736)	(649)	(177,385)
Net income - discontinued operations	—	—	—	—	1,644	15,898	17,542
Balance as of December 31, 2025	111,677,771	$1,117	$431,757	$2,542	$(231,265)	$58,747	$262,898

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from Operating activities
Net loss	$(159,843)	$(32,423)
Income from discontinued operations	(17,542)	—
Adjustments to reconcile net loss to cash used in operating activities:
Foreign exchange transaction loss from intercompany	—	42
Non cash in-process research and development	2,560	—
Depreciation and amortization	1,731	471
Loss on disposal of property and equipment	—	2
Non cash interest income on note receivable	(2,005)	—
Stock-based compensation	16,024	8,561
Convertible note payable for non-cash issuance costs	—	622
Shares issued for non-cash consultant expense	673	1,314
Change in fair value of share liability	121	132
Change in fair value of convertible notes payable	123,719	6,875
Change in fair value of investments	(580)	—
Change in right-of-use lease assets	617	473
Non-cash lease income	(69)	—
Change in deferred taxes	(12)	(143)
Changes in operating assets and liabilities, net of acquisition amounts:
Accounts receivable	252	(506)
Receivable from noncontrolling interest	28	—
Inventories	(315)	(68)
Prepaid expenses and other current assets	(888)	(1,357)
Other noncurrent assets	1,220	(9)
Accounts payable	1,130	(877)
Accrued expenses	1,802	910
Operating lease liability	(620)	(427)
Other current liabilities	(1,914)	(288)
Net cash used in operating activities – continuing operations	(33,911)	(16,696)
Cash used in operating activities – discontinued operations	(3,869)	—
Net cash used in operating activities	(37,780)	(16,696)
Cash flows from investing activities
Purchases of property and equipment	(9,654)	(9,675)
Purchases of short-term investments	(47,745)	—
Cash advance paid for property and equipment	—	(1,697)
Purchase of equity investments	(5,000)	—
Principal collections from lease receivable	27	—
Cash advance in exchanges for note receivable	(30,000)	—
Cash received for acquisition of businesses, net of cash paid	(4,460)	—
Net cash used in investing activities – continuing operations	(96,832)	(11,372)
Cash used in investing activities – discontinued operations	(13,962)	—
Net cash used in investing activities	(110,794)	(11,372)
Cash flows from financing activities
Proceeds from issuance of common stock	320,304	53,091
Payment of common stock issuance costs	(17,965)	(3,648)
Payment of deferred issuance costs	(169)	—
Proceeds from exercise of warrants	4,915	5,838
Proceeds from exercise of options	6	—
Proceeds from noncontrolling interest in VIE	—	920
Proceeds from collection of receivable from noncontrolling interest in VIE	—	707
Distribution to noncontrolling interest in VIE	(402)	(98)
Proceeds from issuance of convertible notes payable	42,171	25,936
Proceeds from issuance of debt	575	501
Payments of principal portion of debt	(1,158)	(612)
Payment of principal portion of finance leases	(359)	(101)
Net cash provided by financing activities – continuing operations	347,918	82,534
Cash provided by financing activities – discontinued operations	23,682	—
Net cash provided by financing activities	371,600	82,534
Effect of exchange rate changes on cash and cash equivalents	647	(484)
Effect of disposal of discontinued operations on cash and cash equivalents	(5,991)	—
Net change in cash and cash equivalents	217,682	53,982
Cash and cash equivalents– beginning of year	61,890	7,908
Cash and cash equivalents– end of year	$279,572	$61,890

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Cash Flows

(in thousands)

Supplemental cash flow information:
Cash paid for taxes	$79	$—
Supplemental disclosures of non-cash investing and financing activities:
Derecognition of asset as a result of sales-type lease	$370	$—
Lease receivable	$393	$—
Purchase of property and equipment included in accounts payable	$194	$795
Right-of-use assets obtained in exchange for operating lease liability	$851	$364
Right-of-use assets obtained in exchange for financing lease liability	$312	$539
Seller financed portion of investment in East Coast Nuclear Pharmacy	$500	$—
Unpaid financing fees	$1,613	$—
Deemed dividend on inducement warrant	$—	$2,780
Purchase of property and equipment with bank loans	$—	$2,021
Board fees settled with common stock	$—	$240
Commission fee settled with common stock warrant	$—	$766

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Notes to Consolidated Financial Statements

1. Organization

Description of Business

ASP Isotopes Inc. was incorporated in the state of Delaware on September 13, 2021 and has its headquarters in Dallas, Texas. ASP Isotopes Inc., its subsidiaries and ASP Rentals are collectively referred to as “the Company” throughout these consolidated financial statements.

The Company is an advanced materials company dedicated to the development of a differentiated isotope enrichment platform to strengthen global supply chain access to critical materials used in nuclear medicine, next-generation semiconductors, and nuclear energy. Our proprietary enrichment technologies, the Aerodynamic Separation Process (“ASP technology”) and Quantum Enrichment technology (“QE technology”), are designed to enable the production of isotopes for a range of industrial and advanced technology applications. Our initial focus is on the production and commercialization of enriched Carbon-14 (“C-14”), Silicon-28 (“Si-28”) and Ytterbium-176 (“Yb-176”).

The Company commenced commercial production of enriched isotopes at both of its ASP enrichment facilities located in Pretoria, South Africa during the first half of 2025. The Company's first ASP enrichment facility is designed to enrich light isotopes, such as C-14 and C-12. The second ASP enrichment facility, which is substantially larger than the first, should have the potential to enrich kilogram quantities of relatively heavier isotopes, including but not limited to Si-28. The Company is targeting initial commercial shipments of enriched C-14 in mid-2026. The Company is targeting initial commercial shipments of enriched Si-28 during the second quarter of 2026. The Company has also completed the commissioning phase and is producing commercial samples of highly enriched Yb-176 at its third enrichment facility, a QE technology facility, which is the Company's first laser-based enrichment plant. The Company is targeting initial commercial shipments of Yb-176 in mid-2026 or the third quarter of 2026.

In addition, the Company has started planning additional isotope enrichment plants both in South Africa and in other jurisdictions, including Iceland and the United States. The Company believes the C-14 it may produce using the ASP technology could be used in the development of new pharmaceuticals and agrochemicals. The Company believes the Si-28 we may produce using the ASP technology may be used to create advanced semiconductors and in quantum computing. The Company believes the Yb-176 it may produce using the QE technology may be used to create radiotherapeutics that treat various forms of oncology. The Company is considering the future development of the ASP technology for the separation of Zinc-68 and Xenon-129/136 for potential use in the healthcare end market, Germanium 70/72/74 for potential use in the semiconductor end market, and Chlorine -37 for potential use in the nuclear energy end market. The Company is also considering the future development of QE technology for the separation of Nickel-64, Gadolinium-160, Ytterbium-171, Lithium-6 and Lithium-7.

Quantum Leap Energy LLC (“QLE”), the Company's subsidiary, is currently pursuing an initiative to apply its enrichment technologies to the enrichment of Uranium-235 (“U-235”) in South Africa. The Company believes that the U-235 QLE it may produce has the potential to be commercialized as a nuclear fuel component for use in the new generation of high-assay low-enriched uranium (“HALEU”)-fueled small modular reactors that are now under development for commercial and government uses. In furtherance of the Company's uranium enrichment initiative, in October 2024, the Company entered into a term sheet with TerraPower, LLC (“TerraPower”) which contemplates the parties entering into definitive agreements pursuant to which TerraPower would provide funding for the construction of a HALEU production facility and agree to purchase all HALEU produced at the facility over a 10-year period after the planned completion of the facility in 2027. In addition, in November 2024, the Company entered into a memorandum of understanding with The South African Nuclear Energy Corporation (“Necsa”), a South African state-owned company responsible for undertaking and promoting research and development in the field of nuclear energy and radiation sciences, to collaborate on the research, development and ultimately the commercial production of advanced nuclear fuels. As part of the collaboration contemplated by the MOU with Necsa, QLE’s South African subsidiary has entered into a Pre-Implementation Services Contract Agreement (“Services Contract”) with Necsa, pursuant to which Necsa has agreed to provide to QLE’s South African subsidiary certain facilities, infrastructure, utilities and services related to the siting, design, construction, commission and operation of an enrichment facility on the Necsa site in Pelindaba. See the section captioned “TerraPower” below for disclosures regarding certain definitive agreements entered into between TerraPower and us and/or the Company's subsidiaries, including a term loan subject to conditions to support construction of a new uranium enrichment facility at Pelindaba, South Africa and supply agreements for the future supply of HALEU to TerraPower, as a customer.

QLE acquired a controlling interest in Skyline in August 2025. Skyline is a holding company, and its operations are conducted through its wholly owned operating subsidiaries, Kin Chiu Engineering Limited and Kin Chiu Development Company Limited. Operations primarily consist of construction activities which include public civil engineering works, such as road and drainage works, in Hong Kong. Skyline mostly undertakes civil engineering works in the role as a subcontractor but is fully qualified to undertake such works in the capacity of a main contractor.

On March 29, 2026, QLE entered into a securities exchange agreement with an investor (the "QLE Exchange Agreement"). Per the QLE Exchange Agreement, the investor assigned and transferred 1,995,000 Class A Ordinary Shares of Skyline held by the investor to QLE in exchange for an equal number of Skyline's Class B Ordinary Shares held by the investor to QLE in exchange for an equal number of Skyline's Class B Ordinary Shares held by QLE.

The Company has determined that the investment in Skyline, after the QLE Exchange Agreement, represents an equity method investment as QLE is able to exercise significant influence as a result of QLE’s representation on Skyline’s board. The Company has elected the fair value option in accounting for this investment.

The Company acquired Renergen in January 2026. Renergen is South Africa’s leading onshore natural gas explorer and the first integrated producer of both liquid helium and liquified natural gas (“LNG”), both of which are produced from the natural gas reserve base that underpins Renergen’s natural gas development project (the “Virginia Gas Project”). The Virginia Gas Project includes (i) the liquefaction of natural gas into LNG, (ii) the separation of helium from natural gas, and (iii) the further liquefaction of helium into 99.999% pure liquid helium. This liquefaction and separation takes place at Renergen’s natural gas processing plant in the Free State Province of South Africa. Renergen’s principal asset is its 94.5% equity ownership in Tetra4, which holds an onshore petroleum production right and is the entity developing the Virginia Gas Project.

Liquidity

The Company has experienced net losses and negative cash flows from operating activities since its inception. The Company incurred net losses of $159.8 million and $32.4 million for the years ended December 31, 2025 and 2024, respectively. On June 3, 2025, the Company sold 7,518,797 shares of its common stock in a registered direct offering at the offering price of $6.65 per share, for net proceeds of approximately $46.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. On July 25, 2025, the Company raised an additional $56.3 million in net proceeds from issuing 7,500,000 shares of its common stock at a price of $8.00 per share. On October 16, 2025, the Company issued 17,167,380 shares of its common stock in a registered offering at the offering price of $12.25 per share, for net proceeds of approximately $199.3 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company currently expects that its cash and cash equivalents of $279.6 million and short-term investments of $47.7 million as of December 31, 2025 will be sufficient to fund its operating expenses and capital requirements for more than 12 months from the date the financial statements are issued.

There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. The Company anticipates it will need to continue to raise capital through additional equity and/or debt financings and/or collaborative development agreements to fund its operations. However, such funding may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to scale back or discontinue the advancement of product candidates, reduce headcount, reorganize, merge with another entity, or cease operations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and disclosure in the Company’s consolidated financial statements and accompanying notes. The most significant estimates in the Company’s consolidated financial statements relate to stock-based compensation, fair value of convertible notes, equity and other investments, loss contingencies and the accounting for acquisitions, including goodwill. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of ASP Isotopes Inc., its wholly-owned subsidiaries, the 80% owned Enlightened Isotopes, the 51% owned PET Labs and the 42% owned VIE ASP Rentals. All intercompany balances and transactions have been eliminated in consolidation.

Currency and Currency Translation

The consolidated financial statements are presented in U.S. dollars, the Company’s reporting currency. The functional currency of ASP Isotopes Inc. and ASP Guernsey is the U.S. dollar. The functional currency of the Company’s subsidiaries ASP South Africa and Quantum Leap Energy South Africa is the South African Rand. The functional currency of the 80% owned Enlightened Isotopes, the 51% owned PET Labs and the 42% owned VIE ASP Rentals is the South African Rand. Adjustments that arise from exchange rate changes on transactions of each group entity denominated in a currency other than the functional currency are included in other income and expense in the consolidated statements of operations and comprehensive loss. Assets and liabilities of the entities with functional currency of South African Rand are recorded in South African Rand and translated into the U.S. dollar reporting currency of the Company at the exchange rate on the balance sheet date. Revenue and expenses of the entities with functional currency of South African Rand are recorded in South African Rand and translated into the U.S. dollar reporting currency of the Company at the average exchange rate prevailing during the reporting period. Resulting translation adjustments are recorded separately in stockholders’ equity as a component of accumulated other comprehensive (loss) income.

Concentration of Credit Risk and other Risks

Cash balances are maintained at U.S. financial institutions and may exceed the Federal Deposit Insurance Corporation insurance limit of $250,000 per depositor, per insured bank for each account ownership category. Although the Company currently believes that the financial institutions with whom it does business, will be able to fulfill their commitments to the Company, there is no assurance that those institutions will be able to continue to do so. The Company has not experienced any credit losses associated with its balances in such accounts for the years ended December 31, 2025 and 2024.

The Company's foreign subsidiaries held cash of approximately $3.6 million and $1.5 million as of December 31, 2025 and 2024, respectively, which is included in cash and cash equivalents on the consolidated balance sheets. Our strategic plan does not require the repatriation of foreign cash in order to fund our operations in the U.S., and it is our current intention to indefinitely reinvest our foreign cash outside of the U.S. If we were to repatriate foreign cash to the U.S., we would be required to accrue and pay U.S. taxes in accordance with applicable U.S. tax rules and regulations as a result of the repatriation.

The Company is potentially subject to concentrations of credit risk in accounts receivable as the following customer balances exceed 10% of accounts receivable in the consolidated balance sheet as December 31, 2025 and 2024 (in thousands).

	As of December 31, 2025		As of December 31, 2024
	Accounts Receivable	% of Total Accounts Receivable	Accounts Receivable	% of Total Accounts Receivable
Customer A	$—	0%	$200	28%
Customer B	$—	0%	$145	20%

Although the Company is directly affected by the financial condition of its customers, management does not believe significant credit risks exist at December 31, 2025. Generally, we do not require collateral or other securities to support its accounts receivable.

There were no customers representing greater than 10.0% of the Company's consolidated revenues for the year ended December 31, 2025. Revenues from one customer of the Company’s specialist isotopes and related services segment represent approximately 14% or $592,000 the Company’s consolidated revenues. for the year ended December 31, 2024.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are stated at fair value and may include money market funds, U.S. Treasury and U.S. government-sponsored agency securities, corporate debt, commercial paper and certificates of deposit. The Company had $267.4 million in cash equivalents as of December 31, 2025. The Company had no cash equivalents as of December 31, 2024.

Short-term Investments

The Company maintains its short-term investments in U.S. treasury and U.S. government-sponsored agency securities and has classified them as held-to-maturity at the time of purchase. Held-to-maturity purchases are those securities in which the Company has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security using a straight-line method.

Fair Value of Financial Instruments

Accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s share liability (Note 16) is measured at Level 1 fair value on a recurring basis. The Company’s convertible notes payable (Note 9) is measured as a Level 3 fair value on a recurring basis

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for expected credit losses is estimated for those accounts receivable considered to be uncollectible based upon historical experience and management's evaluation of outstanding accounts receivable. The Company maintains an allowance for expected credit losses for accounts receivable, which is recorded as an offset to accounts receivable, and changes in such are classified as selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for expected credit losses, the Company considers historical collectability based on past due status and make judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions, and reasonable and supportable forecasts of future economic conditions. Bad debts are written off against the allowance when identified. There was no allowance for expected credit losses as of December 31, 2025 and 2024.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily consist of amounts paid in advance for goods and services that will be consumed within twelve months. These assets are recorded at historical cost and expensed in the period in which the related benefits are realized. Prepaid expenses and other current assets are mainly compromised of the prepayment for insurance and deposits. The Company reviews prepaid expenses and other current assets for impairment or non-recoverability at each reporting date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in, first out inventory method. Inventory cost includes materials, labor, and applicable overhead incurred in bringing the inventories to their present location and condition. Net realizable value represents the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventories are primarily located in facilities in South Africa and are not pledged as collateral for any debt arrangements

The components of inventories as of December 31, 2025 and 2024 were as follows (in thousands):

	December 31, 2025	December 31, 2024
Raw material	$484	$66
Work in process	614	—
Finished goods	—	—
Total inventories	$1,098	$66

No significant write-downs to net realizable value or reversals of write-downs occurred in the years ended December 31, 2025 and 2024.

Property and Equipment

Property and equipment include costs of assets constructed, purchased or leased under a finance lease, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments also are capitalized, but expenditures for normal repairs and maintenance are expensed as incurred. Costs associated with yearly planned major maintenance are generally deferred and amortized over 12 months or until the same major maintenance activities must be repeated, whichever is shorter. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in the statement of operations and comprehensive loss.

The Company assigns the useful lives of its property and equipment based upon its internal engineering estimates, which are reviewed periodically. The estimated useful lives of the Company's property and equipment range from 3 to 10 years, or the shorter of the useful life or remaining life of the lease for leasehold improvements. Depreciation is recorded using the straight-line method.

Construction in progress (Note 6) is carried at cost and consists of specifically identifiable direct and indirect development and construction costs. While under construction, costs of the property are included in construction in progress until the property is placed in service, at which time costs are transferred to the appropriate property and equipment account, including, but not limited to, leasehold improvements or other such accounts.

Business Combination and Asset Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the

Company has acquired inputs and processes that have the ability to create outputs, which would meet the requirements of a business. If determined to be a business combination, the Company accounts for the transaction under the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations ("ASC 805"), which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquiree and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities, and non-controlling interest in the acquiree based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

The consideration for the Company’s business acquisitions may include future payments that are contingent upon the occurrence of a particular event or events. The obligations for such contingent consideration payments are recorded at fair value on the acquisition date. The contingent consideration obligations are then evaluated each reporting period. Changes in the fair value of contingent consideration, other than changes due to payments, are recognized as a gain or loss and recorded within change in the fair value of deferred and contingent consideration liabilities in the consolidated statements of comprehensive loss.

If determined to be an asset acquisition, the Company accounts for the transaction under ASC 805-50, which requires the acquiring entity in an asset acquisition to recognize assets acquired and liabilities assumed based on the cost to the acquiring entity on a relative fair value basis, which includes transaction costs in addition to consideration given. No gain or loss is recognized as of the date of acquisition unless the fair value of non-cash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s books. Consideration transferred that is non-cash will be measured based on either the cost (which shall be measured based on the fair value of the consideration given) or the fair value of the assets acquired and liabilities assumed, whichever is more reliably measurable. Goodwill is not recognized in an asset acquisition and any excess consideration transferred over the fair value of the net assets acquired is allocated to the identifiable assets based on relative fair values.

Contingent consideration payments in asset acquisitions are recognized when the contingency is resolved and the consideration is paid or becomes payable (unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the basis in the asset acquired). Upon recognition of the contingent consideration payment, the amount is included in the cost of the acquired asset or group of assets.

Goodwill and Identifiable Intangible Assets

Goodwill represents the amount of consideration paid in excess of the fair value of net assets acquired as a result of the Company’s business acquisitions accounted for using the acquisition method of accounting. Identifiable intangible assets recognized in conjunction with acquisitions are recorded at fair value. Significant unobservable inputs are used to determine the fair value of the identifiable intangible assets based on the income approach valuation model whereby the present worth and anticipated future benefits of the identifiable intangible assets are discounted back to their net present value.

Goodwill and identifiable intangible assets with indefinite lives are not amortized and are subject to impairment testing at a reporting unit level on an annual basis or when a triggering event occurs that may indicate the carrying value of the goodwill or identifiable intangible assets are impaired. An entity is permitted to first assess qualitative factors to determine if a quantitative impairment test is necessary. Further testing is only required if the entity determines, based on the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. The Company performs its annual test for goodwill or identifiable intangible assets as of October 31.

Identifiable intangible assets with definite lives are amortized over their estimated useful lives of 5 years. The Company's intangible assets include trademarks related to the ECNP acquisition. The Company uses the straight-line method of amortization for identifiable intangible assets with definite lives.

Variable Interest Entities

The Company accounts for the investments it makes in certain legal entities in which equity investors do not have (1) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, or (2) as a group, the holders of the equity investment at risk do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity’s economic performance, or (3) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. These certain legal entities are referred to as “variable interest entities” or “VIEs.”

The Company would consolidate the results of any such entity in which it determined that it had a controlling financial interest. The Company would have a “controlling financial interest” in such an entity if the Company had both the power to direct the activities that most significantly affect the VIE’s economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. On a quarterly basis, the Company will reassess whether it has a controlling financial interest in any investments it has in these certain legal entities.

Leases

Leases are accounted for in accordance with ASC Topic 842, Leases ("ASC 842"). The Company enters into lease arrangements both as lessee and a lessor for office, laboratories and production facilities, vehicles and equipment. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and the Company’s control over the use of the identified asset(s), if applicable.

Lessee arrangements

Operating lease liabilities and their corresponding right-of-use ("ROU") assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment, and considering the region in which the ROU asset and liabilities are located.

The Company has elected to combine lease and non-lease components as a single component. Operating leases are recognized on the balance sheet as ROU lease assets, lease liabilities current and lease liabilities non-current. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Finance leases are recognized on the balance sheet as property and equipment, finance lease liabilities current and finance lease liabilities non-current. Finance lease ROU assets and the related lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The finance lease ROU assets are amortized on a straight-line basis over the lease term with the related interest expense of the lease liability payment recognized over the lease term using the effective interest method.

Lessor arrangements

For leases where the Company retains ownership of the underlying asset, the Company classifies the lease as an operating lease. Lease revenue is recognized on a straight-line basis and the associated asset is depreciated.

When control of the underlying asset is transferred to the lessee, the Company classifies the lease as sales-type lease. The Company derecognizes the asset, recognizes a net investment in the lease, and recognizes selling profit and interest income over the lease term. This classification applies if certain criteria are met, including transfer of ownership, a purchase option, a lease term covering a major part of the asset's life, the present value of payments covering substantially all of the asset's fair value, or the asset being specialized.

For all other leases that do not meet the sales-type criteria and meet conditions related to the sum of payments/residual value covering substantially all of the asset's fair value and the lessor's likelihood of collecting payments, the Company classifies as direct financing leases. Similar to sales-type leases, the Company recognizes a net investment. Selling profit is recognized as interest income using the effective interest method.

Impairment of Long-lived Assets

Long-lived assets consist primarily of property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the assets. The Company did not recognize any impairment losses for the years ended December 31, 2025 and 2024.

Convertible Notes Payable

Convertible notes payable are accounted for in accordance with ASC Topic 825, Financial Instruments ("ASC 825"). Upon issuance the Company has elected the fair value option to account for the convertible notes payable. Changes in fair value during the reporting period are recognized in other income (expense) in the consolidated statement of operations and comprehensive loss.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standard Codification ("ASC") Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer.

The Company evaluates a transaction’s performance obligations to determine if promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers whether the goods or services are integral or dependent to other goods or services in the contract. The Company determines the transaction price based on the agreed government rates for the promised goods in the contract. The consideration is recognized as revenue when control is transferred for the related goods.

The Company enters into revenue generating transactions with radiopharmacy companies that include payment for delivery of nuclear medical doses for PET scanning in South Africa.

The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional.

The Company’s collaboration revenue relates to TerraPower LLC ("TerraPower") (Note 10). At contract execution, the Company analyzes its collaborative arrangements and license agreements to assess whether both parties are active participants in the activities and are exposed to significant risks and rewards and therefore are within the scope of ASC 808, Collaborative arrangements (“ASC 808”). ASC 808 does not address the recognition and measurement of payments from collaborative arrangements and instead refers companies to use other authoritative accounting literature. For collaboration arrangements within the scope of ASC 808 that contain multiple elements, the Company first determines which elements of the collaboration reflect a vendor-customer relationship and therefore are within the scope of ASC 606, Revenue from Contracts with Customers. When the Company determines elements of a collaboration agreement do not reflect a vendor-customer relationship, the Company consistently applies a reasonable and rational policy election made by analogizing to authoritative accounting literature. The Company evaluates the income statement classification for presentation of amounts due from or owed to other participants in a collaboration arrangement based on the nature of each separate activity.

Research and Development Costs

Research and development costs consist primarily of fees paid to consultants, license fees and facilities costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. All research and development costs are expensed as incurred.

Acquired in-process research and development

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, including transaction costs. In an asset acquisition, the cost allocated to acquire in-process research and development ("IPR&D") with no alternative future use is charged to expense at the acquisition date.

Selling, General and Administrative Costs

Selling, general and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation expense, related to the Company's executive, finance, business development, legal, human resources and support functions. Other general and administrative expenses include professional fees for auditing, tax, consulting and patent-related services, rent and utilities and insurance.

Stock-based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of employee stock awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. The Company estimates the fair value of each stock-based award on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, such as the value of the underlying common stock, the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

The Company also awards restricted stock to employees and directors. Restricted stock is generally subject to forfeiture if employment terminates prior to the completion of the vesting restrictions. The Company expenses the cost of the restricted stock, which is determined to be the fair market value of the shares of common stock underlying the restricted stock at the date of grant, ratably over the period during which the vesting restrictions lapse.

Stock-based compensation expense is classified in the consolidated statements of operations and comprehensive loss in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company records the provision for income taxes for the activity from PET Labs and Skyline's operations.

The Company follows the provisions of ASC 740-10, Uncertainty in Income Taxes, or ASC 740-10. The Company has not recognized a liability for any uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits and penalties in income tax expense.

The Company has identified the United States, South Africa and Guernsey as its major tax jurisdictions. Refer to Note 19 for further details.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss is comprised of net loss and the effect of currency translation adjustments.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”) and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. ASU 2024-03 requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The Company is still assessing the impact of adopting this standard.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets ("ASU 2025-05") and is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted. ASU 2025-05 provides a practical expedient that allows entities to assume that conditions existing at the balance sheet date will remain unchanged over the remaining life of current accounts receivable and contract assets arising from revenue transactions under ASC 606. Additionally, entities other than public business entities that elect the practical expedient may also make an accounting policy election to consider subsequent collection activity occurring after the balance sheet date when estimating expected credit losses. The Company does not expect the adoption of this standard to have a material effect on the consolidated financial results.

In August 2025, the FASB issued ASU 2025-08, Financial Instruments—Credit Losses (Topic 326): Purchased Loans (“ASU 2024-08”) and is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years with early adoption permitted. ASU 2025-08 clarifies the accounting for purchased loans under the current expected credit loss (CECL) model, including guidance on recognizing and measuring expected credit losses and presentation of related amounts. The Company is still assessing the impact of adopting this standard.

In September 2025, the FASB issued ASU 2025-06, Targeted Improvements to the Accounting for Internal-Use Software ("ASU 2025-06") and is effective January 1, 2028 with early adoption permitted. ASU 2025-06 modernizes the accounting for internal use software costs and requires entities to start capitalizing eligible costs when (1) management has authorized and committed to funding the software project, and (2) it is probable that the project will be completed and the software will be used to perform the function intended. The guidance can be applied on a prospective basis, a modified basis for in-process projects, or a retrospective basis. The Company is still assessing the impact of adopting this standard.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires an annual tabular effective tax rate reconciliation disclosure including information for specified categories and jurisdiction levels, as well as, disclosure of income taxes paid, net of refunds received, disaggregated by federal, state/local, and significant foreign jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this standard prospectively on January 1, 2025, which expanded the Company's disclosures beginning with its annual consolidated financial statements for the year ended December 31, 2025, but did not have an impact on the consolidated financial results.

3. Short-term Investments

The Company had no held-to-maturity investments as of December 31, 2024. A summary of the Company’s held-to-maturity investments as of December 31, 2025 consisted of the following (in thousands):

	Year Ended December 31, 2025
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities - mature April 2026	$47,745	$32	$—	$47,777
Total	$47,745	$32	$—	$47,777

There is no allowance for credit losses in short-term investments at December 31, 2025.

4. Fair Value Measurements

The Company classified its U.S. Treasury securities (Note 3) within Level 2 because their fair values are determined using alternative pricing sources or models that utilized market observable inputs. The Company’s convertible notes payable (Note 9) is measured as a Level 3 fair value on a recurring basis and was $199.3 million and $33.4 million as of December 31, 2025 and 2024, respectively.

The Company holds an equity investment in IsoBio. The Company previously measured the investment at cost because no observable price changes were identified. In October 2025, IsoBio completed a preferred stock financing with unrelated third‑party investors. The transaction represented an observable price change for an identical or other similar equity security held by the Company. Accordingly, the Company remeasured the investment to fair value and recorded an unrealized gain of $0.6 million within Other income (expense). The resulting carrying value of the IsoBio investment is $5.6 million as of December 31, 2025. Because the valuation incorporates significant unobservable inputs, the investment is classified as a Level 3 fair value measurement.

There were no transfers among Level 1, Level 2 or Level 3 categories in the year ended December 31, 2025. The carrying amounts of accounts payable, accrued expenses and debt are considered to be representative of their respective fair values because of the short-term nature of those instruments.

A summary of the assets and liabilities that are measured at fair value as of December 31, 2025 is as follows (in thousands):

	Year Ended December 31, 2025
	Carrying Value	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities	$47,745	$—	$47,745	$—
Other investments (ASC 321)	8,080	—	—	8,080
Total	$55,825	$—	$47,745	$8,080
Liabilities:
Convertible notes payable	199,323	—	—	199,323
Total	$199,323	$—	$—	$199,323

The Company had no U.S. Treasury securities as of December 31, 2024.

The following table provides a reconciliation of the Company’s assets and liabilities measured as a Level 3 at fair value on a recurring basis using significant unobservable inputs (in thousands):

	Other Investments	Convertible Notes Payable
Balance as of December 31, 2023	$—	$—
Fair value at issuance	—	26,558
Fair value adjustment	—	6,875
Balance as of December 31, 2024	—	33,433
Fair value at issuance	5,000	42,171
Fair value adjustment	580	123,719
Balance as of December 31, 2025	$5,580	$199,323

5. Revenue and Segment Information

In connection with our acquisition of 51% ownership of PET Labs in October 2023, the Company manufactures and sells nuclear medical doses for PET scanning in South Africa.

The following table presents revenue from continuing operations disaggregated by geography based on the Company’s locations (in thousands):

	Year Ended December 31,
Segment	2025	2024
South Africa	$4,822	$4,144
United States	852	—
Total Revenue	$5,674	$4,144

The following tables present changes in the Company’s accounts receivable for the years ended December 31, 2025 and 2024 (in thousands):

	Balance as of December 31, 2024	Additions	Deductions	Balance as of December 31, 2025
Accounts receivable	$707	$6,224	$(5,853)	$1,078

	Balance as of December 31, 2023	Additions	Deductions	Balance as of December 31, 2024
Accounts receivable	$217	$4,144	$(3,654)	$707

Segment Information

Beginning in 2024, primarily as a result of increased business activities of its subsidiary, Quantum Leap Energy LLC, the Company had two operating segments: (i) nuclear fuels, and (ii) specialist isotopes and related services.

The nuclear fuels segment is focused on research and development of technologies and methods used to produce high-assay low-enriched uranium (HALEU) and Lithium-6 for the advanced nuclear fuels target end market.

The specialist isotopes and related services segment is focused on research and development of technologies and methods used to separate high-value, low-volume isotopes (such as C-14, Molybdenum-100 (“Mo-100"), Si-28 and Yb-176) for highly specialized target end markets other than advanced nuclear fuels, including pharmaceuticals and agrochemicals, nuclear medical imaging and semiconductors, as well as services related to these isotopes, and this segment includes PET Labs and ECNP.

The Company’s chief operating decision maker (“CODM”) is its chief executive officer. The segment revenue and segment net loss is regularly reviewed by the CODM in deciding how to allocate resources. The Company manages assets on a total company basis, not by operating segment, as the assets are shared or commingled.

The following table shows total assets by segment and a reconciliation to the consolidated financial statements as of December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Segment assets:
Specialist isotopes and related services	$323,690	$71,771
Nuclear fuels	94,252	22,577
Discontinued operations	80,078	—
Total assets	$498,020	$94,348

Select information from the consolidated statements of operations and comprehensive loss as of the years ended December 31, 2025 and 2024 is as follows (in thousands):

	Revenues		Net Income (Loss) Before Allocation to Noncontrolling Interest
	Year Ended December 31,		Year Ended December 31,
Segment	2025	2024	2025	2024
Specialist isotopes and related services	$5,674	$3,944	$(33,260)	$(21,542)
Nuclear fuels	—	200	(144,125)	(10,881)
	$5,674	$4,144	$(177,385)	$(32,423)

A reconciliation of total segment revenue to total consolidated revenue and of total segment gross profit and segment operating income to total consolidated income before income taxes, for the years ended December 31, 2025 and 2024, is as follows (in thousands):

	Year Ended December 31, 2025
	Specialist isotopes and related services	Nuclear fuels	Total
Sales from external customers	$5,674	$—	$5,674
Less: cost of sales	(4,047)	—	(4,047)
Segment gross profit	1,627	—	1,627
Personnel expenses	20,515	9,058	29,573
Professional fees	8,680	6,372	15,052
Other segment expenses	12,867	4,506	17,373
Segment operating loss	(40,435)	(19,936)	(60,371)
Foreign exchange transaction loss	(132)	(3)	(135)
Change in fair value of share liability	(121)	—	(121)
Change in fair value of convertible notes payable	1,500	(125,219)	(123,719)
Change in fair value of investments	580	—	580
Interest income (expense), net	5,430	1,033	6,463
Other income	6	—	6
Loss before income tax expense	$(33,172)	$(144,125)	$(177,297)

	Year Ended December 31, 2024
	Specialist isotopes and related services	Nuclear fuels	Corporate	Total
Sales from external customers	$3,944	$—	$—	$3,944
Collaboration revenue	—	200	—	200
Less: cost of sales	(2,545)	—	—	(2,545)
Segment gross profit	1,399	200	—	1,599
Personnel expenses	12,393	1,197	—	13,590
Professional fees	6,108	1,632	—	7,740
Other segment expenses	4,795	1,828	—	6,623
Segment operating loss	(21,897)	(4,457)	—	(26,354)
Foreign exchange transaction gain	—	—	70	70
Change in fair value of share liability	—	—	(132)	(132)
Change in fair value of convertible notes payable	—	(6,875)	—	(6,875)
Interest income (expense), net	528	451	—	979
Loss before income tax expense	$(21,369)	$(10,881)	$(62)	$(32,312)

6. Property and Equipment

Property and equipment as of December 31, 2025 and 2024 consisted of the following (in thousands):

	Useful Lives (Years)	December 31,
		2025	2024
Construction in progress	—	$4,950	$13,970
Tools, machinery and equipment	3 - 10	7,869	5,899
Plant	10	21,291	2,269
Computer equipment	3 - 4	332	145
Vehicles	5	828	292
Software	5	613	2
Office furniture	7 - 10	248	147
Leasehold improvements	Lesser of estimated useful life or the remaining lease term	114	116
Property and equipment, at cost		36,245	22,840
Less accumulated depreciation		(2,954)	(486)
Property and equipment, net		$33,291	$22,354

The Company has three plants in Pretoria, South Africa: a C-14 plant, a multi-isotope plant and a laser isotope separation plant using QE technology. The multi-isotope plant and the laser isotope separation plant were completed in March 2025 and depreciation began in April 2025. The C-14 plant was completed in June 2024 and depreciation began in July 2024. As of December 31, 2024, costs incurred for the multi-isotope plant and the laser isotope separation plant were considered construction in progress because the work was not complete. Depreciation expense was $1.7 million and $0.5 million for the years ended December 31, 2025 and 2024, respectively. Depreciation expense included as part of inventory costs was $0.6 million for the year ended December 31, 2025. Depreciation expense included as part of discontinued operations was $45,000 for the year ended December 31, 2025.

7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2025 and 2024 consisted of the following (in thousands):

	December 31,
	2025	2024
Value-added tax refund receivable	$763	$1,575
Insurance	1,982	—
Deposits	1,305	—
Other	899	1,478
Total prepaid expenses and other current assets	$4,949	$3,053

8. Accrued Expenses

Accrued expenses as of December 31, 2025 and 2024 consisted of the following (in thousands):

	December 31,
	2025	2024
Accrued professional	$1,262	$672
Accrued salaries and other employee costs	2,965	1,584
Accrued other	187	20
Total accrued expenses	$4,414	$2,276

9. Debt

Debt consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Promissory note	$106	$409
Motor vehicle and equipment loans	1,949	1,971
Total debt	2,055	2,380
less current portion of debt	(584)	(939)
Long term portion of debt	$1,471	$1,441

There is no material covenant stated for all debt outstanding. Management believes the carrying values of debt outstanding approximates fair value based on the interest rates and scheduled maturities applicable to the outstanding borrowings.

Promissory Note Payable

During 2021, the Company executed a promissory note payable with an aggregate principal balance of $33,500 (25,000 GBP). The note was due after a period of two months, followed by mutually agreed upon monthly extensions, and does not bear interest. This note was paid in full on April 2, 2025. As of December 31, 2025 and 2024, this promissory note payable balance was $0 and $31,380, respectively.

In November 2024, the Company executed a promissory note payable with a finance company to fund its directors and officers’ insurance policy for $0.5 million. This note bears interest at an annual rate of 8.45% with seven monthly payments beginning in December 2024. The note was repaid in full in June 2025. In November 2023, the Company executed a promissory note payable with a finance company to fund its directors and officers' insurance policy for $0.5 million. This note bore interest at an annual rate of 8.74% with six monthly payments beginning in December 2023. The note was repaid in full in May 2024. For the years ended December 31, 2025 and 2024, the Company recorded interest expense of $9,378 and $17,872, respectively. As of December 31, 2025 and 2024, the promissory note payable balance was $0 and $0.4 million, respectively.

In August 2025, the Company executed a promissory note payable with a finance company to fund a general liability insurance policy for $0.2 million. This note bears interest at an annual rate of 10.0% with twelve monthly payments beginning in August 2025. As of December 31, 2025, this promissory note payable balance was $0.1 million.

Motor Vehicle and Equipment Loans

Periodically, the Company enters into loans to purchase motor vehicles and certain equipment. For the year ended December 31, 2025, the Company entered into new loans totaling $0.3 million. For the year ended December 31, 2024, the Company entered into loans totaling $2.0 million. These loans are secured by the underlying assets included in property and equipment. The loans have variable interest rates ranging from 9.9% to 11.75% and mature from September 2028 to March 2030. Minimum monthly payments total $55,418. For the years ended December 31, 2025 and 2024, interest expense under the outstanding loans was $0.2 million and $70,975, respectively. As of December 31, 2025 and 2024, motor vehicle and equipment loans totaled $1.9 million and $2.0 million, respectively.

Scheduled maturities of the Company’s debt as of December 31, 2025 are as follows (in thousands):

2026	$584
2027	529
2028	555
2029	383
2030	4
Thereafter	—
Total notes payable	$2,055

Convertible Notes Payable

In March 2024, QLE issued convertible notes payable (“March 2024 Convertible Notes”) totaling $21.1 million and received aggregate cash of $20.6 million. One of the notes totaling $0.5 million was issued to the placement agent in lieu of cash issuance costs. Issuance costs paid in cash totaling $0.5 million and the value of the note issued upon issuance to the placement agent were expensed in selling, general and administrative costs in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024.

In June 2024, QLE issued additional convertible notes payable (“June 2024 Convertible Notes”) totaling $5.5 million and received aggregate cash of $5.4 million. One of the notes totaling $0.1 million was issued to the placement agent in lieu of cash issuance costs and was expensed in selling, general and administrative costs in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024. Issuance costs paid in cash were negligible. The March 2024 Convertible Notes and the June 2024 Convertible Notes are collectively the “2024 Convertible Notes.”

The 2024 Convertible Notes were payable on demand in March 2029 and bear an annual interest rate of 6% through March 7, 2025 and 8% thereafter. Upon a qualified financing event the Convertible Notes convert into the shares issued in that qualified financing event at a price per share equal to 80% of the share price issued subject to a valuation cap. Upon a qualified transaction, the noteholders may elect to receive either 1.5x the principal and accrued interest balance in cash or convert into common shares.

The 2024 Convertible Notes were recorded on the consolidated balance sheet at their fair values. The fair value of the March Convertible Notes on the date of issuance was $21.1 million. The fair value of the June Convertible Notes on the date of issuance was $5.5 million. In connection with the issuance of the 2025 Convertible Notes, QLE’s outstanding 2024 Convertible Notes originally issued in March 2024 and June 2024 automatically converted into 2025 Convertible Notes with a value of $147.7 million.

In November 2025, QLE issued convertible notes payable (“2025 Convertible Notes”) totaling $72.2 million and received aggregate cash of $69.6 million. The maturity date of the 2025 Convertible Notes is November 19, 2030. The 2025 Convertible Notes automatically convert into common shares upon QLE’s closing of an IPO or other qualifying public transaction at 80% of the share price taking into consideration a valuation cap. QLE received $10.0 million in gross proceeds from American Ventures LLC, Series IX Quantum Leap, a related party, and $30.0 million in gross proceeds from ASP Isotopes, its parent. Issuance costs paid in cash totaling $2.6 million were expensed in selling, general and administrative costs in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2025.

The 2025 Convertible Notes are recorded on the consolidated balance sheet at their fair values. The fair value of the 2025 Convertible Notes as of December 31, 2025 has been determined to be $199.3 million. The resultant change in fair value of the 2024 Convertible Notes and 2025 Convertible Notes for the years ended December 31, 2025 and 2024 was $123.7 million and $6.9 million, respectively, and has been recorded in other income and expense in the consolidated statement of operations and comprehensive loss. As of December 31, 2025, the total principal and accrued interest of the Convertible Notes is $221.9 of which $2.0 million is from the interest.

The Company announced plans to list QLE as a standalone public company in the second half of 2025. The Company has also announced QLE and certain of its subsidiaries have entered into a loan agreement with TerraPower (the “TerraPower Loan Agreement”), a US nuclear innovation company, for a multiple advance term loan of up to $22.0 million related to financing support for the construction of a new uranium enrichment facility capable of producing HALEU in South Africa. Per the terms of the TerraPower Loan Agreement and subject to the satisfaction of various conditions precedent to each disbursement (including receiving all required licenses and permits to perform uranium enrichment in South Africa), the borrower could receive aggregate loan disbursements of $20.0 million.

American Ventures Advisory Agreement

On October 28, 2025, QLE entered into an Advisory Agreement (“Advisory Agreement”) with American Ventures LLC, a Delaware limited liability company (“American Ventures”). Under the Advisory Agreement, American Ventures will provide various services to the Company related to QLE and its present and future subsidiaries’ business and operations and is considered a related party based on its 2025 Convertible Notes holdings.

In October 2025, pursuant to the Advisory Agreement, QLE issued RSUs representing a right to receive a number of units or shares of common equity of QLE equal to 4.0% of the common equity of QLE deemed outstanding as of the date of grant, treating as outstanding only (i) ASP Isotopes’ membership interest in the Company and (ii) the shares or units of common equity issuable upon conversion of the 2024 Convertible Notes (or any securities issued upon conversion or exchange thereof). The total number of such RSUs cannot yet be calculated because the precise number of these units is based on a percentage of common equity deemed outstanding, which is contingent, in part, on the amount of securities issuable upon the conversion of certain of QLE’s 2025 Convertible Notes that were issued upon conversion of certain 2024 Convertible Notes. Such RSUs will vest as follows: (x) 50% upon the completion of the listing event, provided that such listing event occurs within 24 months of October 28, 2025, and (y) 50% on the six-month anniversary of such listing event.

10. Deferred Revenues

In June 2023, the Company entered into a Supply Agreement with a customer for the delivery of Mo-100 and molybdenum-98 beginning in 2024. In conjunction with the Supply Agreement, the Company received $0.9 million in September 2023, as an advance towards future revenue. The Company has recorded $0.9 million as deferred revenue on the balance sheet as of December 31, 2025 and 2024.

11. Commitments and Contingencies

Commitments

Share Purchase Agreement relating to PET Labs

On October 31, 2023, the Company entered into a Share Purchase Agreement with Nucleonics Imaging Proprietary Limited, a company incorporated in the Republic of South Africa (the “Seller”), relating to the purchase and sale of ordinary shares in the issued share capital of PET Labs. PET Labs is a South African radiopharmaceutical operations company, dedicated to nuclear medicine and the science of radiopharmaceutical production.

Under the Purchase Agreement, the Company has agreed to purchase from the Seller 51 ordinary shares in the issued share capital of PET Labs (the “Initial Sale Shares”) (representing 51% of the issued share capital of PET Labs) and has an option to purchase from the Seller the remaining 49 ordinary shares in the issued share capital of PET Labs (the “Option Shares”) (representing the remaining 49% of the issued share capital of PET Labs). The Company agreed to pay to the Seller an aggregate of $2.0 million for the Initial Sale Shares, of which aggregate amount of $0.5 million was payable on the completion of the sale of the Initial Sale Shares and $1.5 million was payable on demand after one calendar year from the agreement date. In January 2024, the Company agreed to pay $0.3 million to the Seller. The Company paid an additional $0.7 million and $0.5 million in January 2025 and December 2025, respectively, The Initial Sale Shares have been paid in full as of December 31, 2025 . If the Company exercises its option to purchase the Option Shares (which option is exercisable from the agreement date until January 31, 2027, provided that the Initial Sale Shares have been paid for in full), the Company has agreed to pay $2.2 million for the Option Shares.

PET Labs Global

In August 2024, PET Labs Global entered into a three-year service agreement with Cayman Enterprise City and is licensed to operate from within the Cayman Islands’ Special Economic Zone (“SEZ”). The service fee includes among other things the right to use certain office space and associated facilities within the SEZ. The Company has applied the guidance in ASC 842 and determined that this agreement is not a leasing arrangement. Management has determined that based on the nature of the combined services the expense should be recognized as incurred.

Renergen Firm Intention Letter and Loan Agreement

On March 31, 2025, the Company entered into an Exclusivity Agreement with Renergen Limited (“Renergen”) an entity in South Africa listed on the Johannesburg Stock Exchange (“JSE”) and the Australian Stock Exchange. On May 18, 2025, the Exclusivity Agreement was amended. Per the terms of the amended Exclusivity Agreement, the Company received the rights to negotiate the terms of the acquisition of Renergen during an exclusive negotiation period that ended on May 31, 2025. In April 2025, the Company paid an exclusivity fee of $10.0 million to Renergen.

As contemplated in the Exclusivity Agreement signed on March 31, 2025 and amended on May 18, 2025, the Company entered into a Firm Intention Letter with Renergen on May 19, 2025. The Firm Intention Letter sets the acquisition terms for the Company to purchase 100% of the outstanding shares of Renergen in exchange for shares of the Company. The completion of the acquisition was subject to several closing conditions including Renergen shareholder approval, which was obtained on July 10, 2025. The acquisition was consummated on January 6, 2026, and as a result, Renergen became a direct, wholly owned subsidiary of us, and the Renergen Ordinary Shares were delisted from the JSE, the Australian Securities Exchange and the A2X (Note 21).

In addition, the Company entered into a loan agreement with Renergen ("Renergen Loan") in which a total of $30.0 million will be provided by the Company in periodic payments for the purpose of funding Renergen’s operations. In conjunction with the Renergen Loan, the full amount of the previously paid exclusivity fee of $10.0 million was applied to the Renergen Loan. The remaining $20.0 million available under the Renergen Loan was paid by the Company to Renergen in June 2025. The Renergen Loan matured and repayment was due on September 30, 2025 and bears interest at the South African Prime Rate which is currently 10.50%. The Renergen Loan was amended to extend the repayment date to January 20, 2026 and amended again to establish the repayment date as sixty days after written demand by the Company. Interest income accrued under the Renergen Loan was $2.0 million for the year ended December 31, 2025.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues liabilities for such matters when future expenditures are probable and such expenditures can be reasonably estimated.

On December 4, 2024, a purported stockholder of the Company filed a putative securities class action on behalf of purchasers of the Company’s securities between October 30, 2024 through November 26, 2024 against ASP Isotopes Inc. and certain of its executive officers in the United States District Court for the Southern District of New York (Corredor v. ASP Isotopes Inc., et al., Case No. 1:24-cv-09253 (S.D.N.Y)) (the “Securities Class Action”). The Securities Class Action alleges that the Company, its chief executive officer and chief financial officer (“Defendants”) made materially misleading or false statements or omissions regarding the Company’s business and asserts purported claims under §§ 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. The complaint seeks unspecified compensatory damages, attorney’s fees and costs. On May 2, 2025, the Court appointed Mark Leone (“Leone”) as lead plaintiff and directed the Clerk of court to amend the caption to substitute Leone for Alexander Corredor as plaintiff. On May 2, 2025, the Court also appointed lead counsel and set deadlines for filing an amended consolidated class action complaint and briefing schedules for a motion to dismiss, if any, and class certification. On May 27, 2025, Leone and two additional named plaintiffs (“Plaintiffs”) filed the amended class action complaint (“Amended Complaint”), that asserts the same causes of action and seeks the same relief as the initial complaint and is based upon substantially similar factual allegations as the initial complaint. On June 27, 2025, Defendants filed a motion to dismiss the Amended Complaint. Also on June 27, 2025, Plaintiffs filed a motion for class certification. On December 4, 2025, the Court denied in part Defendants’ motion to dismiss and granted Plaintiffs’ motion for class certification. On April 3, 2026, following a mediation in which the parties reached an agreement-in-principle to resolve all claims in the Securities Class Action, subject to the Court’s approval, the parties filed a Joint Stipulation agreeing to stay the Securities Class Action (the “Stipulation”). The Stipulation requires the parties to file a stipulation of settlement and for the Plaintiffs to file a motion for preliminary approval of the stipulation of settlement within 60 days of the Court’s approval of the Stipulation. . On April 6, 2026, the Court approved the Stipulation. The Company cannot be certain of the outcome and, if decided adversely to us, our business and financial condition may be adversely affected.

On January 30, 2026, a purported stockholder of the Company filed a derivative action against certain members of the Company’s board of directors in the United States District Court for the Northern District of Texas asserting claims for, among others, breach of fiduciary duty, violation of § 14(a) of the Securities Exchange Act of 1934 and a claim for contribution pursuant to § 21D thereof (Jenis v. Mann, et al., Case No. 3:26-cv-251 (N.D. Tex.)) (the “Jenis Action”). The Company is named as a Nominal Defendant. On March 2, 2026, a different purported stockholder of the Company filed a derivative action against certain members of the Company’s board of directors in the United States District Court for the Southern District of New York asserting claims for, among others, breach of fiduciary duty, violations of §§ 14(a) and 20(a) of the Securities Exchange Act of 1934, and a claim for contribution pursuant to § 21D thereof (Stewart v. Mann, et al., Case No. 1:26-cv-1712 (S.D.N.Y.)) (the “Stewart Action”) (together with the Jenis Action, the “Derivative Actions”)). The Company is named as a Nominal Defendant. The Derivative Actions arise out of similar allegations as those made in the Securities Class Action. The plaintiffs in the Derivative Actions seek unspecified damages, disgorgement of compensation, corporate governance reforms, fees, interests, and costs. The defendants have not yet responded to the complaints in the Derivative Actions. The Company cannot be certain of the outcome of the Derivative Actions and, if decided adversely to us, our business and financial condition may be adversely affected.

In addition to the matters described above, from time to time, the Company may become subject to arbitration, litigation or claims arising in the ordinary course of business. The results of any current or future claims or proceedings cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and litigation costs, diversion of management resources, reputational harm and other factors.

12. Leases

Operating leases

The Company is party to several facility leases in South Africa for office, manufacturing and laboratory space. Dr. Gerdus Kemp, an officer of PET Labs and an employee of ASP Guernsey, is the sole owner of a leased office and production facility in Pretoria, South Africa. A lease for production space in Pretoria, South Africa is being accounted for as a short-term lease effective with the acquisition of 51% of PET Labs.

Quantitative information regarding the Company’s operating lease liabilities is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Operating Lease Cost
Operating lease cost	$785	$664
Other Information
Operating cash flows paid for amounts included in the measurement of lease liabilities	$751	$645
Operating lease liabilities arising from obtaining right-of -use assets	$851	$364
Weighted average remaining lease term (years)	3.25	3.61
Weighted average discount rate	8.70%	9.83%

Future lease payments under noncancelable operating lease liabilities are as follows as of December 31, 2025 (in thousands):

Operating Leases
Future Lease Payments
2026	$655
2027	582
2028	262
2029	164
2030	176
Thereafter	—
Total lease payments	$1,839
Less: imputed interest	(236)
Total operating lease liabilities	$1,603
Less current portion	(544)
Operating lease liabilities - noncurrent	$1,059

The Company records the expense from short term leases as incurred. The Company recorded lease expense from its short term leases of $128,686 and $31,746 for the years ended December 31, 2025 and 2024, respectively.

Financing leases

The Company is party to several ongoing finance leases in South Africa for vehicles and equipment. Some of these finance leases include arrangements with variable interest rates indexed to the prime interest rate in South Africa. The variable interest expense was $1,798 and $0 for the years ended December 31, 2025 and 2024, respectively. The Company elects to include finance lease right-of-use assets in property and equipment, net.

Quantitative information regarding the Company’s finance lease liabilities is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Finance Lease Cost
Interest on lease liabilities	$86	$69
Other Information
Operating cash flows paid for amounts included in the measurement of finance lease liabilities	$131	$101
Amortization of right-of-use assets	$106	$43
Weighted average remaining lease term (years)	3.6	4.4
Weighted average discount rate	13.1%	13.1%

Future lease payments under noncancelable finance lease liabilities are as follows as of December 31, 2025 (in thousands):

Finance Leases
Future Lease Payments
2026	$241
2027	235
2028	194
2029	75
2030	25
Thereafter	49
Total lease payments	$819
Less: imputed interest	(181)
Total lease liabilities	$638
Less current portion	(167)
Finance lease liabilities - noncurrent	$471

Lease receivable

The Company leases certain equipment to customers under sales-type leases and records the leases within lease receivables on the Company’s consolidated balance sheets and records interest income in the Company’s consolidated statements of operations and comprehensive loss. The Company does not have significant variable lease payments or residual value guarantees associated with these leases. Credit risk is monitored regularly, and no allowance for credit losses was recorded as of the reporting date.

The Company’s net investment in sales-type leases were comprised of the following (in thousands):

December 31, 2025
Total undiscounted cash flows	$1,099
Present value discount	(657)
Net investment in sales-type leases	$442
Less current portion	$(16)
Net investment in sales-type leases - noncurrent	$426

Future minimum lease payments to be collected under sales-type leases, excluding lease payments that are not fixed and determinable, as of December 31, 2025 are as follows (in thousands):

Sales-type Leases
Future Lease Payments To Be Collected
2026	$113
2027	113
2028	113
2029	113
2030	112
Thereafter	535
Total undiscounted cash flows	$1,099

Interest income recognized from sales-type leases for the year ended December 31, 2025 was $68,868.

13. License and Collaboration Agreements

TerraPower, LLC

TerraPower Agreement

On April 4, 2024, the Company entered into an agreement with TerraPower LLC (“TerraPower”) to develop a conceptual design, refined cost/schedule/financing, risk register, and term sheet for a HALEU facility (the “TerraPower R&D Agreement”). The TerraPower R&D Agreement may be terminated for (a) breach or default, (b) the Company’s convenience or (c) TerraPower’s convenience. TerraPower is obligated to make all payments for tasks completed by the Company per the statement of work in the TerraPower R&D Agreement totaling $2.0 million and these payments are nonrefundable. Neither party has any additional rights or obligations outside what is in the statement of work in the TerraPower R&D Agreement.

On October 18, 2024, the Company and TerraPower signed a term sheet (the “TerraPower Term Sheet”) that provides for the execution of two definitive agreements: (1) an agreement pursuant to which TerraPower will provide funding for the Company’s construction of a uranium enrichment facility capable of producing HALEU using the Company’s proprietary aerodynamic separation process technology to be located in the Republic of South Africa and (2) an agreement pursuant to which the Company will deliver to TerraPower the full capacity of the enrichment facility.

The Company accounts for the TerraPower R&D Agreement in accordance with ASC 808. The Company has concluded that other authoritative accounting literature does not apply directly to these payments from TerraPower, either directly or by analogy, including ASC 606 because TerraPower is not a customer. The Company has concluded that TerraPower is not a customer because TerraPower has not contracted with the Company to obtain goods or services that are an output of the Company’s ordinary activities in exchange for consideration. The Company also has concluded that there is no other authoritative accounting literature that is appropriate to apply by analogy, and, accordingly, its accounting policy is to evaluate the income statement classification for presentation of amounts associated with each separate activity. As a result, the Company concludes that all portions of the net receivable from TerraPower are directly related to the conceptual design of the HALEU facility. Furthermore, the Company and TerraPower will jointly develop criteria for optimization of the HALEU facility’s operations. TerraPower shares the risks and rewards of designing the HALEU facility since its successful completion will enable TerraPower to purchase output from the HALEU facility in the future.

For the year ended December 31, 2024, $0.2 million has been recognized as collaboration revenue in the consolidated statements of operations and comprehensive loss. No collaboration revenue was recognized during 2025.

TerraPower Loan Agreement and HALEU Supply Agreements

In May 2025, the Company entered into the TerraPower Loan Agreement, which provides conditional commitments from TerraPower to the Company through one of its wholly-owned U.S.-based subsidiaries (“Borrower”) for a multiple advance term loan totaling $22.0 million for the purpose of partially funding the construction of a proposed new uranium enrichment facility in South

Africa. The total loan amount is inclusive of a 10% original issue discount on each disbursement and carries a fixed interest rate of 10% per annum. Per the terms of the TerraPower Loan Agreement and subject to the satisfaction of various conditions precedent to disbursements (including receiving all required licenses and permits to perform uranium enrichment in South Africa), the Company will receive aggregate loan disbursements of $20.0 million. Such loan matures on May 16, 2032. Interest will begin accruing upon each milestone disbursement received by the Company and will be added to the principal balance until November 2027. Principal and interest payments will be made in 60 equal installments beginning in November 2027. The Company plans to request drawdowns on this loan beginning in the third quarter of 2026.

In addition to the Terra Power Loan Agreement, the Company and TerraPower have entered into two supply agreements for the HALEU expected to be produced at the Company’s uranium enrichment facility. The initial core supply agreement is intended to support the supply of the required first fuel cores for the initial loading of TerraPower’s Natrium project in Wyoming. The long-term supply agreement is a 10-year supply agreement of up to a total of 150 metric tons of HALEU, commencing in 2028 through end of 2037.

14. Acquisitions, Goodwill and Intangible Assets

The Company accounts for business combinations in accordance with ASU No. 2015-16, Business Combinations (Topic 805), which requires an acquirer to retrospectively adjust provisional amounts recognized in a business combination during the measurement period (which represents a period not to exceed one year from the date of the acquisition), in the reporting period in which the adjustment is determined, as well as present separately on the face of the income statement or as a disclosure in the notes to the consolidated financial statements, the portion of the amount recorded in current period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

PET Labs Pharmaceuticals

In October 2023, the Company completed the acquisition of PET Labs. The acquisition is intended to accelerate the distribution of the Company’s pipeline.

Pursuant to the terms of the agreement, the Company acquired 51% of the common shares issued and outstanding for total purchase consideration of $2.0 million in cash of which $0.5 million was paid up front. In December 2025, January 2025 and January 2024, the Company made partial payments of $0.5 million, $0.7 million and $0.3 million, respectively. The balance as of December 31, 2024 was $1.2 million and is recorded in other current liabilities on the consolidated balance sheet. There is no balance remaining as of December 31, 2025.

In addition to the purchase consideration, the Company has an option to purchase the remaining 49% of the issued and outstanding shares for an agreed consideration totaling $2.2 million. No consideration or value relating to this option was recognized as it was not considered probable at the time of acquisition and as of December 31, 2025.

Dr. Gerdus Kemp is an officer of PET Labs and, effective November 1, 2023, an employee of ASP Guernsey. In addition, Dr. Kemp controls the remaining 49% ownership of PET Labs.

ASP Rentals

In December 2023, ASP South Africa entered into a Shareholders Agreement (“ASP Rentals Shareholders Agreement”) with ASP Rentals, a newly formed equipment financing service provider formed for the sole purpose of providing financing to ASP South Africa for its significant asset purchases in South Africa. In accordance with the terms of the ASP Rentals Shareholders Agreement, ASP Rentals issued 24% of its capital stock to ASP South Africa for total consideration of ZAR 3.3 million (which at the exchange rate as of December 31, 2023 was $0.2 million) and the remaining 76% of its capital stock was issued to two third party entities for combined consideration of ZAR 13.2 million (which at the exchange rate as of December 31, 2023 was $0.7 million).

In June 2024, ASP Rentals issued additional capital stock to support additional financing to ASP South Africa and PET Labs. Per the terms of the ASP Rentals Shareholder Agreement, ASP Rentals issued 20% of the new capital to ASP South Africa for total consideration of ZAR 3.7 million (which at the exchange rate as of June 30, 2024 was $.0.2 million) and the remaining 80% of the new capital to one of the two original third party entities for a combined consideration of ZAR 18.4 million (which at the exchange rate as of June 30, 2024 was $1.0 million).

In August 2024, ASP Rentals issued additional capital stock to support additional financing to PET Labs. Per the terms of the ASP Rentals Shareholder Agreement, ASP Rentals issued 20% of the new capital to ASP South Africa for total consideration of ZAR 0.4 million (which at the exchange rate as of August 23, 2024 was $21,421) and the remaining 80% of the new capital to one of the two original third party entities for a combined consideration of ZAR 1.8 million (which at the exchange rate as of August 23, 2024 was $0.1 million).

In December 2024, ASP Rentals issued additional capital stock to support additional financing to ASP South Africa. Per the terms of the ASP Rentals Shareholder Agreement, ASP Rentals issued 20% of the new capital to ASP South Africa for total consideration of ZAR 0.1 million (which at the exchange rate as of December 31, 2024 was $6,889) and the remaining 80% of the new capital to one of the two original third party entities for a combined consideration of ZAR 0.7 million (which at the exchange rate as of December 31, 2024 was $35,746).

As a result of the additional financings in 2024, ASP South Africa now controls 42% of ASP Rentals.

In addition to issuance of these shares, future ASP South Africa and PET Labs equipment purchases may also be financed by ASP Rentals through the issuance of additional shares. ASP South Africa will only be entitled to dividend distributions upon the two third party entities receiving a designated return on their investment.

In conjunction with the ASP Rental Shareholders Agreement, ASP South Africa and PET Labs have both entered into an Asset Sale Agreement and an Asset Rental Agreement with ASP Rentals in order to facilitate the financing of equipment recently purchased by ASP South Africa and PET Labs. As a result of the transactions contemplated by these agreements, collectively, ASP Rentals is considered a variable interest entity. In addition, since the only function of ASP Rentals is to provide financing to ASP South Africa and PET Labs, ASP Isotopes is considered to be the primary beneficiary of ASP Rentals. Therefore, ASP Rentals has been consolidated in accordance with ASC 810.

East Coast Nuclear Pharmacy

In October 2025, the Company completed the acquisition of East Coast Nuclear Pharmacy ("ECNP"). The acquisition is intended to supplement the distribution of the Company’s pipeline. The acquisition of PET Labs has been accounted for as a business combination in accordance with ASC 805.

Pursuant to the terms of the agreement, the Company acquired 100% of the issued and outstanding membership interests for total purchase consideration of $2.5 million of which $2.0 million was paid up front in cash and the remaining $0.5 million was deferred through the issuance of notes payable that are to be repaid by June 30, 2026. The balance of the notes payable as of December 31, 2025 was $0.5 million.

The following table summarizes the allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed (in thousands):

Fair value of business combination
Cash consideration	$2,000
Notes payable to Sellers	500
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	40
Accounts receivable	550
Inventory	92
Prepaid expenses and other current assets	6
Identifiable intangible assets	430
Accounts payable	(113)
Other current liabilities	(79)
Total identifiable assets acquired and liabilities assumed	926
Goodwill	1,574
Total purchase consideration	$2,500

Goodwill arising from the acquisition as of October 1, 2025 of $1.6 million was attributable mainly to buyer specific synergies expected to arise from the acquisition. No goodwill from this acquisition is deductible for income tax purposes. The Company considered the contractual value of accounts receivable to be the same as the fair value and the full amount was collected. The results of ECNP have been included in the consolidated financial statements from the date of the acquisition.

One 30 Seven Inc. ("One 30 Seven") Acquisition

In October 2025, QLE acquired substantially all of the assets, including an international patent application and its related rights, from One 30 Seven Inc., a Canadian company engaged in the business of researching and developing decontamination solutions for nuclear waste, particularly radioactive waste from radioactive materials from nuclear power plants, radiopharmaceuticals, and military sources. QLE made an initial cash payment of $150,000 and issued 266,113 shares of the Company’s common stock. The Company may be required to make additional payments, in cash or shares of the Company’s common stock, totaling $17.0 million upon completion of certain milestones. This contingent payment was not considered probable at the acquisition date and therefore no contingent consideration was recorded for the year ended December 31, 2025.

In connection with the acquisition of assets from One 30 Seven, QLE entered into a consulting agreement with B-Con Engineering Inc., led by inventor Brian Creber, to develop and validate the functional operation of a Creber Mini Unit at an estimated cost of $4.5 million over 18 months, followed by either a Midi or Maxi Unit at approximately $12.5 million to $13.0 million over another 18 months. QLE has agreed to fund the project through quarterly advances, with acceptance testing and monthly reporting to ensure milestones are met. In addition, QLE entered into a royalty agreement with One 30 Seven pursuant to which QLE agreed to pay a 6.0% royalty on net revenues from product sales or licensing for 15 years per product, starting from the first commercial sale. The royalty agreement will terminate if the commercialization of a Creber Unit is not achieved by the fourth anniversary of closing of the acquisition of assets from One 30 Seven.

The Company determined that the cost to acquire the One 30 Seven assets was $2.7 million, based on the cash paid of $150,000, fair value of the equity consideration issued of $2.6 million and direct costs of the acquisition of $7,000. The One 30 Seven acquisition was accounted for as an asset acquisition as One 30 Seven was not considered to be a business under ASC 805 or SEC Rule 11-01(d) as substantially all of the fair value of the non-monetary assets acquired was concentrated in a single identifiable asset. In the estimation of fair value of the asset purchase consideration, the Company used fair value attributable to the acquired IPR&D. Since One 30 Seven was in the development stage and no commercial production had commenced at the time of the acquisition, the cost attributable to the IPR&D was expensed in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2025, as the acquired IPR&D had no alternative future use.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that it is more likely than not that the carrying value of a reporting segment exceeds its fair value. No goodwill impairments were recognized for the years presented.

The carrying amount of goodwill by reporting segment as of December 31, 2025 and 2024 is as follows (in thousands):

	December 31,
	2025	2024
Specialist isotopes and related services	$5,177	$3,168
Total goodwill	$5,177	$3,168

The changes to the carrying value of goodwill is as follows (in thousands):

Description	Amount
Balance as of December 31, 2023	$3,267
Translation adjustment	(99)
Balance as of December 31, 2024	$3,168
Acquisition of ECNP	1,574
Translation adjustment	435
Balance as of December 31, 2025	$5,177

Intangible Assets

Amortization expense was $21,500 for the year ended December 31, 2025. There was no amortization expense related to identifiable intangible assets recorded in 2024.

The changes to the carrying value of intangible assets, which is included in the construction services and specialist isotopes and related services segments, is as follows (in thousands):

Description	Amount
Balance as of December 31, 2024	$—
Trademarks from ECNP acquisition	430
Amortization	(21)
Balance as of December 31, 2025	$409

The following table outlines the estimated future amortization expense related to intangible assets held as of December 31, 2025 (in thousands):

Amortization Expense
Year Ended December 31,
2026	$86
2027	86
2028	86
2029	86
2030	65
Thereafter	—
Total	$409

15. Equity Method and Other Investments

Investment in IsoBio, Inc.

On July 28, 2025, the Company purchased 2,000,000 shares of IsoBio, Inc. (“IsoBio”) Series Seed-1 Preferred Stock at $2.50 per share for a total aggregate purchase price of $5.0 million. IsoBio is a U.S.-based radiotherapeutic development company focused on developing a broad pipeline of mAb-based radioisotope therapeutics targeting both derisked and novel tumor antigens for patients in need of new cancer therapies.

As the owner of the Series Seed-1 Preferred Stock, the Company has the right to designate one board member. An officer and director of the Company was designated to fill that board seat. In addition, another board member of the Company is a board member, executive officer and shareholder of IsoBio.

The investment in IsoBio does not have a readily determinable fair value and is therefore measured at cost, adjusted for observable price changes and impairments, in accordance with ASC 321. As of December 31, 2025, the carrying value of the investment was $5.6 million. This investment is included in “Other investments” on the consolidated balance sheet.

The Company monitors the investment for indicators of impairment and observable price changes on a quarterly basis. If indicators of impairment exist, the Company performs a qualitative assessment to determine whether the investment is impaired and adjusts the carrying value accordingly. During the year ended December 31, 2025, the Company identified an observable price change related to this investment and recorded a change in fair value of investment of $0.6 million. Therefore, the Company has included this investment in the fair value hierarchy disclosure (Note 4).

16. Stockholders’ Equity

Preferred stock

The Company has 10,000,000 shares of preferred stock authorized, of which no shares were issued and outstanding as of December 31, 2025 and 2024.

Common stock

The Company has 500,000,000 shares of common stock authorized, of which 111,677,771 and 72,068,059 shares were issued and outstanding as of December 31, 2025 and 2024, respectively. Common stockholders are entitled to one vote for each share of outstanding common stock held at all meetings of stockholders and written actions in lieu of meetings. Common stockholders are entitled to receive dividends for each share of outstanding common stock, if and when declared by the Board. No dividends have been declared or paid by the Company through December 31, 2025.

In July 2024, the Company issued 13,800,000 shares of common stock in a public offering at a public offering price of $2.50 per share for aggregate gross proceeds totaling $34,500,000. Issuance costs, including commissions and expenses totaled $2.2 million.

In November 2024, the Company issued an additional 2,754,250 shares of common stock in a public offering at a public offering price of $6.75 per share for aggregate gross proceeds totaling $18.6 million. Issuance costs, including commissions and expenses totaled $1.5 million.

In June 2025, the Company issued 7,518,797 shares of common stock at $6.65 per share resulting in net proceeds of approximately $46.8 million after deducting underwriting discounts, commissions and offering expenses.

In July 2025, the Company issued 7,500,000 shares of common stock at a public offering price of $8.00 per share resulting in net proceeds of approximately $56.3 million after deducting underwriting discounts, commissions and offering expenses.

In October 2025, the Company issued 17,167,380 shares of common stock at a public offering price of $12.25 per share resulting in net proceeds of approximately $199.3 million after deducting underwriting discounts, commissions and offering expenses.

The following shares were issued to consultants and vendors for the year ended December 31, 2025 (in thousands, except share amounts):

Description	Origination Date	Shares	Fair Value	Settlement Date	Fair Value at Settlement	Change in Fair Value
Settlement of liability with consultants	January 2025	50,000	$247	April 2025	$327	$80
Issuance of common stock to consultant	April 2025	22,935	100	November 2025	141	41
Issuance of common stock to consultant	April 2025	50,000	327	April 2025	327	—
		122,935	$674		$795	$121

The following shares were issued to consultants and vendors for the year ended December 31, 2024 (in thousands, except share amounts):

Description	Origination Date	Shares	Fair Value	Settlement Date	Fair Value at Settlement	Change in Fair Value
Settlement of liability with consultants	January 2024	100,000	$195	September 2024	$219	$(24)
Settlement of liability with consultants	April 2024	60,000	241	June 2024	184	57
Issuance of common stock to consultant	June 2024	60,000	183	June 2024	183	—
Settlement of liability with consultants	July 2024	50,000	164	September 2024	110	54
Issuance of restricted common stock to consultants	September 2024	150,000	—	September 2024	—	—
Settlement of liability with consultants	December 2024	135,000	531	December 2024	642	(111)
		555,000	$1,314		$1,338	$(24)

During 2025 and 2024, the Company issued shares of common stock to consultants and vendors to settle share liabilities. The fair value of these shares is recorded to share liability in the consolidated balance sheet and the change in fair value upon settlement of the share liability is recorded to change in fair value of share liability in the consolidated statements of operations and comprehensive loss.

Activity of the share liabilities for the year ended December 31, 2025 is as follows (in thousands):

	Share Liabilities as of December 31, 2024	New Share Liabilities in 2025	Mark to Market Adjustments in 2025	Liabilities Settled in 2025	Share Liabilities as of December 31, 2025
Share liabilities	$—	$674	$121	$(795)	$—

Activity of the share liabilities for the year ended December 31, 2024 is as follows (in thousands):

	Share Liabilities as of December 31, 2023	New Share Liabilities in 2024	Mark to Market Adjustments in 2024	Liabilities Settled in 2024	Share Liabilities as of December 31, 2024
Share liabilities	$—	$1,131	$24	$(1,155)	$—

Common Stock Warrants

In April 2024, a warrant to purchase 3,164,557 shares of common stock was exercised and the Company received gross proceeds of $5.5 million. As an inducement for the warrant holder to exercise in cash, a warrant to purchase 1,225,000 shares of common stock at an exercise price of $3.90 per share was issued to that same warrant holder for no consideration (“Inducement Warrant”). The Inducement Warrant vests in October 2024 and expires in October 2029. The Company evaluated the terms of the Inducement Warrant and determined that it should be accounted for as an equity-based warrant. The Company also evaluated the circumstances of the award and determined that the inducement should be treated as a deemed dividend.

The fair value of the Inducement Warrant was determined to be $2.8 million and estimated based on the Black-Scholes model, using the following assumptions:

Expected volatility	73.5%
Weighted-average risk-free rate	4.37%
Expected term in years	5.5
Expected dividend yield	—%

The fair value of the Inducement Warrant is considered a deemed dividend and the amount is reflected in the calculation of earnings (loss) per share on a basic and diluted basis.

In conjunction with the exercise of the warrant in April 2024, the Company was obligated to issue to an underwriter, a warrant to purchase 221,519 shares of common stock (“Commission Warrant”) in addition to a cash payment totaling $0.4 million. The Company evaluated the terms of the Commission Warrant and determined that it should be accounted for as an equity-based warrant. The fair value of the Commission Warrant was determined to be $0.7 million and estimated based on the Black-Scholes model, using the following assumptions:

Expected volatility	73.5%
Weighted-average risk-free rate	4.60%
Expected term in years	5.5
Expected dividend yield	—%

The cash payment and the issuance of the Commission Warrant was settled in December 2024. The fair value of the Commission Warrant upon issuance was $0.8 million. The resulting change in fair value of share liability was a loss of $.01 million for the year ended December 31, 2024 and is included in change in fair value of share liability in the statement of operations and comprehensive loss.

In October 2024, a warrant to purchase 151,741 shares of common stock was exercised and the Company received gross proceeds of $0.3 million.

In May 2025, a warrant to purchase 1,294,778 shares of common stock was exercised and the Company received gross proceeds of $4.9 million. In July and September 2025, cashless exercises of warrants to purchase 151,741 shares of common stock were executed, resulting in the issuance of 123,497 shares of common stock. As of December 31, 2025 and 2024, there were warrants to purchase shares of common stock outstanding of 69,778 and 1,516,297 shares, respectively.

17. Stock Compensation Plan

Equity Incentive Plan

In October 2021, the Company adopted the 2021 Stock Incentive Plan (“2021 Plan”) that provided for the issuance of common stock to employees, nonemployee directors, and consultants. Recipients of incentive stock options are eligible to purchase shares of common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2021 Plan provided for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock awards and stock appreciation rights. The maximum contractual term of options granted under the 2021 Plan is ten years. The maximum number of shares initially available for issuance under the 2021 Plan was 6,000,000. No further options are available to be issued under the 2021 Plan.

In November 2022, the Company adopted the 2022 Equity Incentive Plan (“2022 Plan”) that provides for the issuance of common stock to employees, nonemployee directors, and consultants. Recipients of incentive stock options are eligible to purchase shares of common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2022 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock awards and stock appreciation rights. The maximum contractual term of options granted under the 2022 Plan is ten years. The number of shares of the Company’s common stock initially reserved for issuance under the 2022 Plan is equal to 5,000,000, subject to an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2023 and continuing until, and including, the fiscal year ending December 31, 2033, equal to the lesser of 5% of the number of shares of the Company’s common stock outstanding on such date or an amount determined by the Company’s board of directors. On January 1, 2025, the Company added 3,603,403 shares to the 2022 Plan. As of December 31, 2025, 385,036 shares remain available for future grant under the Plan.

In June 2024, the Company adopted the 2024 Inducement Equity Incentive Plan (“2024 Plan”). The 2024 Plan will be used exclusively for the grant of equity awards to individuals who were not previously employees or directors of the Company, or following a bona fide period of non-employment, as an inducement material to such individuals entering into employment with the Company, pursuant to Nasdaq Listing Rule 5635(c)(4). Recipients of stock options are eligible to purchase shares of common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2024 Plan provides for the grant of non-statutory stock options, restricted stock, restricted stock units, stock awards and stock appreciation rights. The maximum contractual term of options granted under the 2024 Plan is ten years. The number of shares of the Company’s common stock initially reserved for issuance under the 2024 plan is equal to 2,500,000. As of December 31, 2025, 915,000 shares remain available for future grant under the 2024 Plan.

2025 Inducement Equity Incentive Plan

On July 16, 2025, upon recommendation of the Compensation Committee of the Company’s Board, the Board approved and adopted the Company’s 2025 Inducement Equity Incentive Plan (the “Inducement Equity Plan”), and subject to the adjustment provisions of the Inducement Equity Plan, reserved 2,000,000 shares of Common Stock for issuance of equity awards under the Inducement Equity Plan. The Company expects to issue awards under the Inducement Equity Plan to new hires from Renergen upon completion of the acquisition, which occurred in January 2026 (Note 21).

The Inducement Equity Plan was approved and adopted without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4). The Inducement Equity Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (consisting of performance shares or performance units) and other cash-based or stock-based awards (each, an “Inducement Award”). In addition, the Board also approved and adopted forms of Notice of Grant of Restricted Stock and Restricted Stock Agreement, and Notice of Grant of Stock Option and Stock Option Agreement for use with the Inducement Equity Plan. The terms and conditions of the Inducement Equity Plan are intended to comply with the Nasdaq inducement award rules.

In accordance with Nasdaq Listing Rule 5635(c)(4), the only persons eligible to receive grants of Inducement Awards are individuals who were not previously employees or directors of the Company (or following a bona fide period of non-employment), as an inducement material to the individuals’ entry into employment with the Company. As of December 31, 2025, 2,000,000 shares remain available for future grant under the Inducement Equity Plan.

QLE 2024 Equity Incentive Plan

In March 2024, the Company adopted the QLE 2024 Equity Incentive Plan (“QLE 2024 Plan”). The QLE 2024 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock awards, performance awards and stock appreciation rights to employees, nonemployee directors, and consultants. The maximum contractual term of options granted under the QLE 2024 Plan is ten years and incentive stock options granted under the QLE 2024 Plan shall not exceed 50% of the maximum number of shares or units of common equity that may be issued under the QLE 2024 Plan. The maximum number of shares or units of QLE’s common equity that may be issued under the QLE 2024 Plan is equal to 15% of the common equity deemed outstanding as of the effective date of the QLE 2024 Plan. As of December 31, 2025, no common equity deemed outstanding remain available for future grant under the QLE 2024 Plan.

In September 2025, QLE granted restricted stock units (“September 2025 RSUs”) totaling 11% of the common equity deemed outstanding to certain officers, employees and directors of QLE. The September 2025 RSUs will vest subject to the occurrence of a Listing Event and, if applicable, an additional service-based vesting condition. A Listing Event shall mean the consummation of any of the following transactions by QLE, a corporate successor to QLE or a holding company established with respect to QLE’s equity securities in connection with any of the following transactions (a “Public Issuer”): (i) a listing of common equity of QLE (or the common equity of such Public Issuer) through acquisition by or merger of such Public Issuer with a special purpose acquisition company or another entity listed on the NYSE or NASDAQ, (ii) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act and in connection with such offering the common equity of QLE is listed for trading on the Nasdaq, the NYSE or another exchange or marketplace approved by the Board, or (iii) a direct listing of common equity of QLE (or the common equity securities of the Public Issuer) on the NYSE or Nasdaq.

In October 2025, QLE granted restricted stock units (“October 2025 RSU”) totaling 4% of the common equity deemed outstanding to a certain related party in conjunction with a consulting agreement. The October 2025 RSU will vest subject to the occurrence of a Listing Event and, if applicable, an additional service-based vesting condition.

Since the vesting of the September 2025 RSUs and October 2025 RSU are based on a liquidity event, no compensation cost will be recognized until the Performance Goal (Listing Event) is consummated. However, the fair value of the awards is calculated at the date of grant, which results in a total fair value of approximately $37.4 million.

Stock Options

The following table sets forth the activity for the Company’s stock options during the periods presented:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2023	2,766,000	$1.91	8.4	$231,000
Forfeited	(35,000)	$2.00
Outstanding as of December 31, 2024	2,731,000	$1.90	7.4	$7,171,930
Granted	205,000	$6.16
Exercised	(1,708,000)	$1.85
Forfeited	(420,000)	$2.00
Outstanding as of December 31, 2025	808,000	$3.06	7.3	$2,020,050
Exercisable as of December 31, 2025	612,716	$2.07	6.5	$2,020,050
Vested or expected to vest as of December 31, 2025	808,000	$3.06	7.3	$2,020,050

There were 205,000 options granted with a weighted average grant date fair value of $3.53 in the year ended December 31, 2025. No options were granted in the year ended December 31, 2024. Cashless exercises of options to purchase 1,705,000 shares of common stock were executed, resulting in the issuance of 1,337,245 shares of common stock and proceeds of $41 resulting from the rounding of shares that were issued in the year ended December 31, 2025. Cash exercises of options to purchase 3,000 shares of common stock were executed for proceeds of $6,000 in the year ended December 31, 2025.

The Company recorded stock compensation from options of $0.3 million and $0.8 million for the year ended December 31, 2025 and 2024, respectively. As of December 31, 2025, there was $0.7 million of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan, which is expected to be recognized over a weighted average period of approximately 0.8 years.

Stock Awards

In October 2021, the Company issued 1,500,000 shares of restricted common stock to its Chief Executive Officer. The number of shares that vest is dependent on achieving certain performance conditions and dependent market conditions upon the third anniversary from the date of grant. The Company determined that the fair value of this award was $0.25 per share for a total value of $0.4 million. The Company determined the performance condition probable and recognized stock-based compensation expense of $0.4 million for the year ended December 31, 2024.

The Company recorded stock-based compensation expense from stock awards totaling $15.7 million and $7.8 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, there is $21.3 million of unrecognized stock-based compensation expense related to the non-vested portion of restricted stock awards that is expected to be recognized over the next 2.3 years.

The following table summarizes awards and vesting of restricted common stock:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Unvested as of December 31, 2023	4,489,186	$1.42
Granted	2,523,554	$3.79
Vested	(3,873,037)	$1.76
Forfeited and retired	(325,000)	$1.19
Unvested as of December 31, 2024	2,814,703	$3.24
Granted	4,275,967	$6.77
Vested	(2,920,715)	$4.93
Unvested as of December 31, 2025	4,169,955	$5.68

Stock-based Compensation Expense

Stock-based compensation expense for all stock awards recognized in the accompanying consolidated statements of operations is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Selling, general and administrative	$15,788	$8,231
Research and development	236	330
Total	$16,024	$8,561

18. Net Loss Per Share

The Company has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of shares of Common Stock outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per share of Common Stock after giving consideration to all potentially dilutive shares of common stock, including options to purchase common stock and warrants to purchase common stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses, these potential shares of Common Stock are anti-dilutive and basic and diluted loss per share were the same for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share amounts):

	Year Ended December 31,
	2025	2024
Numerator:
Loss from continuing operations	$(177,385)	$(32,423)
Income from discontinued operations	17,542	—
Less: Net (loss) income attributable to noncontrolling interests	(15,249)	89
Less: Deemed dividend on inducement warrant for common stock	—	(2,780)
Net loss attributable to ASP Isotopes shareholders	$(175,092)	$(35,114)
Denominator:
Weighted average common stock outstanding, basic and diluted	83,013,594	55,671,805
Net (loss) income per share, basic and diluted:
Continuing operations	$(2.14)	$(0.58)
Discontinued operations	$0.21	$—
Attributable to ASP Isotopes Inc. shareholders	$(2.11)	$(0.63)

The following table sets forth the potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to include them would be anti-dilutive:

	Year Ended December 31,
	2025	2024
Options to purchase common stock	808,000	2,731,000
Restricted stock	4,169,955	2,814,703
Warrants to purchase common stock	69,778	1,516,297
Total shares of common stock equivalents	5,047,733	7,062,000

19. Income Taxes

The components of net loss before taxes are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Domestic	$(157,153)	$(24,778)
Foreign	(20,144)	(7,534)
Total net loss before taxes	$(177,297)	$(32,312)

Income tax (benefit) expense for the years ended December 31, 2025 and 2024 is comprised of the following (in thousands):

	December 31,
	2025	2024
Current:
U.S. Federal	$—	$60
State	—	1
Foreign	43	193
Total Current	43	254
Deferred:
Foreign	45	(143)
Total Deferred	45	(143)
Total income tax expense (benefit)	$88	$111

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate for the year ended December 31, 2025 as follows (in thousands):

	Year Ended December 31, 2025
Tax expense at statutory rate	$(37,232)	21.00%
Increase (decrease) in tax resulting from:
Foreign tax effects:
South Africa:
Change in valuation allowance	4,057	(2.29)%
Other adjustments	(831)	0.47%
Other foreign jurisdictions:
Other adjustments	1,092	(0.62)%
Change in valuation allowance	3,919	(2.21)%
Nontaxable or nondeductible items:
Change in fair value of convertible notes	25,981	(14.65)%
Other adjustments	3,142	(1.77)%
Other adjustments	(40)	0.02%
Effective tax rate	$88	(0.05)%

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate for the year ended December 31, 2024 as follows:

Year Ended December 31,
2024
Tax computed at federal statutory rate	21.00%
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal tax rate	1.78%
Return to provision	(3.88)%
Change in fair value of convertible notes	(4.47)%
Non-deductible stock compensation expense	(5.58)%
Permanent differences	(0.09)%
Valuation allowance	(9.10)%
Income tax expense	(0.34)%

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Significant components of deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$13,385	$5,262
Capitalized R&D costs	787	34
Other assets	—	—
Accruals and reserves	535	142
Property and equipment, net	219	—
Right-of-use lease liability	417	336
Total deferred tax assets	15,343	5,774
Deferred tax liabilities:
Property and equipment, net	—	(316)
Right-of-use lease asset	(379)	(325)
Total deferred tax liabilities	(379)	(641)
Total net deferred tax assets	14,964	5,133
Less: valuation allowance	(14,964)	(5,101)
Net deferred taxes (liabilities) assets	$—	$32

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and deferred tax liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in income in the period that includes the enactment date.

The Company recognize deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would not be able to realize its deferred tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the deferred tax assets through recognizing a valuation allowance, which would increase the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to UTBs on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. On the basis of this evaluation, as of December 31, 2025, a full valuation allowance has been recorded against the federal, state, and South Africa deferred tax assets, excluding PET Labs and ASP Rentals which have no valuation allowance recorded. The amount of the DTA considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses becomes present and less weight is given to subjective evidence such as our projections for growth.

We are subject to taxation in the United States and various states and foreign jurisdictions. The statute of limitations remains open for all periods of taxable loss until the losses have been utilized. The Company did not make payments or receive refunds for income taxes for the years ended December 31, 2025 and 2024.

On July 4, 2025, the “One Big Beautiful Bill Act” (OBBBA) was enacted into law. The legislation made several changes to the U.S. tax code, including the return of 100% bonus depreciation, the ability to immediately deduct domestic research and development costs, a more favorable rule for deducting interest expenses, and updates to international tax rules around global intangible low-taxed income and foreign-derived intangible income. The Company has evaluated the impact of the new tax provision and determined it to have an immaterial impact on the consolidated financial results.

20. Discontinued Operations

Effective as of March 29, 2026, the Company entered into the Exchange Agreement and completed the deconsolidation of Skyline. The Company retained approximately 8.6% percent of the outstanding Class A ordinary and preferred shares of Skyline immediately following the deconsolidation. The accounting requirements for reporting the separation of Skyline as a discontinued operation were met when the separation was completed. Accordingly, the historical results of Skyline have been presented as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods presented. Prior to the separation, Skyline was reported within the construction services segment.

The following table presents the major categories of income from discontinued operations for the year ended December 31, 2025 (in thousands):

Year Ended
December 31, 2025
Sales from external customers	$18,175
Less: cost of sales	(16,397)
Gross profit	$1,778
Selling, general and administrative expenses	(1,315)
Change in fair value of investments	17,352
Other expenses, net	(79)
Income from discontinued operations before income taxes	17,736
Income tax expense	(194)
Net loss before allocation to noncontrolling interests	17,542
Less: Net income attributable to noncontrolling interests	15,898
Income from discontinued operations	$1,644

As the controlling interest of Skyline was not acquired until August 2025, no income was recognized from Skyline for the year ended December 31, 2024.

The following table presents the major classes of assets and liabilities of discontinued operations as of December 31, 2025 (in thousands):

December 31, 2025
Cash and cash equivalents	$5,991
Accounts receivable	16,804
Prepaid and other current assets	8,895
Total current assets of discontinued operations	$31,690
Property, plant and equipment, net	161
Operating lease right-of-use lease assets	48
Intangibles	1,069
Goodwill	3,393
Equity investments	1,327
Other investments	40,399
Other noncurrent assets	4,491
Total non-current assets of discontinued operations	50,888
Total assets of discontinued operations	$82,578
Accounts payable	1,941
Accrued expenses	1,809
Notes payable -current	12,301
Operating lease liabilities - current	40
Due to related parties	4,162
Other current liabilities	1,537
Total current liabilities of discontinued operations	21,790
Deferred Tax Liabilities	102
Total non-current liabilities of discontinued operations	102
Total liabilities of discontinued operations	$21,892

The following table presents selected financial information related to cash flows from discontinued operations for the year ended December 31, 2025 (in thousands):

Year Ended
December 31, 2025
Net cash used in operating activities	$(3,869)
Net cash used in investing activities	$(13,962)
Net cash provided by financing activities	$23,682

21. Subsequent Events

The Company has evaluated subsequent events through April 9, 2026, the date on which the accompanying financial statements were issued, and no other events were noted.

2022 Plan

Effective on January 1, 2026, the Company added 5,583,889 shares to the 2022 Equity Incentive Plan.

Renergen

On January 6, 2026, the Company completed the acquisition of Renergen and acquired all of the issued Renergen Ordinary Shares from Renergen shareholders in exchange for shares of the Company's common stock at an exchange ratio of 0.09196 shares of Company common stock for each Renergen Ordinary Share (the “Consideration Shares”) through the implementation of the Scheme, resulting in the issuance of an aggregate of 14,270,000 Consideration Shares. As a result of the Transaction, Renergen became a direct, wholly owned subsidiary of ASP Isotopes.

In connection with the transaction, Renergen Ordinary Shares were delisted from the Johannesburg Stock Exchange (the “JSE”), the Australian Securities Exchange and A2X. The Company's common stock continues to be listed on The Nasdaq Capital Market and on the JSE.

In addition, on the closing date, Stefano Marani, the Chief Executive Officer of Renergen, has been appointed as the President, Electronics and Space of the Company, and Nick Mitchell, the Chief Operating Officer of Renergen, has been appointed Co-Chief Operating Officer of the Company.

NuMed Diagnostics, LLC ("NuMed") Acquisition

On January 22, 2026, the Company acquired 60% of the issued and outstanding membership interests of NuMed for $0.8 million. NuMed is an independent radiopharmacy dedicated to nuclear medicine and the science of radiopharmaceutical production. In addition to the purchase consideration, the Company has an option to purchase the remaining 40% of the issued and outstanding membership interests within two years following the closing for an agreed consideration totaling $0.5 million.

Opeongo Investment

On January 26, 2026, the Company entered into a Series Seed-1 Preferred Stock Purchase Agreement with Opeongo, Inc., a Delaware corporation (“Opeongo”), pursuant to which the Company purchased from Opeongo 4,356,918 shares of Opeongo’s Series Seed-1 Preferred Stock, $0.0001 par value per share at a price of $2.2952 per share (the “Opeongo Investment”) for $10.0 million. Opeongo is a biotechnology company developing novel therapeutics using extracellular matrix (ECM) modulation to target fibrosis, inflammation, and cancer.

Skyline Exchange Agreement

On March 29, 2026, QLE entered into a securities exchange agreement with an investor (the "QLE Exchange Agreement"). Per the QLE Exchange Agreement, the investor assigned and transferred 1,995,000 Class A Ordinary Shares of Skyline held by the investor to QLE in exchange for an equal number of Skyline's Class B Ordinary Shares held by QLE.